Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made and entered into this 1st day of June 2012, by and among EDAC Technologies Corporation, a Wisconsin corporation (the “Buyer”), Aquasium Technology Limited, an English company (“Aquasium”), John W. Leveille, a resident of the Commonwealth of Massachusetts (“Leveille”), and Vincent A. Mammano, a resident of the State of Connecticut (“Mammano”).  Aquasium, Leveille and Mammano are sometimes referred to herein collectively as the “Sellers” and each, individually, as a “Seller”.  The Buyer and the Sellers are sometimes referred to herein collectively as the “Parties” and each, individually, as a “Party”.

Whereas, EBTEC Corporation, a Delaware corporation (the “Company”), is engaged in the business of providing precision fabricating services, including electron beam welding, laser welding, cutting and drilling, abrasive waterjet cutting and conventional machining, fabrication and welding services, and surface texturing (including the business of the Company conducted under the licensed Surfi-Sculpt trademark pursuant to a license arrangement) (the “Business”); and

Whereas, the Sellers are the record and beneficial owners of all of the issued and outstanding shares of the capital stock of the Company (the “Company Shares”); and

Whereas, subject to the terms and conditions set forth in this Agreement, the Sellers desire to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Sellers, all of the Company Shares;

Now, therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01.   Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accountant” means a nationally recognized accounting firm selected jointly by the Buyer, on one hand, and the Sellers, on the other hand; provided, that in the event the Buyer and the Sellers cannot agree on such firm within the 15-day period referenced in Section 2.05(c), each of the Buyer, on the one hand, and the Sellers, on the other hand, shall select such an accounting firm for the sole purpose of selecting a third firm, which shall be the Accountant.

“Accounting Methods” means GAAP, applied in a manner consistent with the historical accounting principles and practices of the Company, which principles were used in the preparation of the Financial Statements.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, the Company Shares, the Buyer or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Adjusted Purchase Price” has the meaning set forth in Section 2.03(b).

“Adjustment Report” has the meaning set forth in Section 2.05(c).

“Affiliate” means, with respect to any Person, any Family Member of such Person and any other Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreed Adjustments” has the meaning set forth in Section 2.05(c).

“Agreement” means this Stock Purchase Agreement.

“April 30 Balance Sheet” has the meaning set forth in Section 2.03(a).

“April 30 Debt Free Deductions” means the Debt Free Deductions as of April 30, 2012 determined by the Sellers pursuant to the April 30 Balance Sheet and reflected on Schedule 1.01(a)

“April 30 Net Working Capital” has the meaning set forth in Section 2.03(a).

“Aquasium” has the meaning set forth in the preamble to this Agreement.

“Aquasium Investor Repayment Agreement” means that certain Repayment Agreement, dated on or around the date hereof, by and among Aquasium, Foresight VCT plc, The Income & Growth VCT plc, and Cambridge Vacuum Engineering Limited, concerning Aquasium’s obligations to pay a portion of the consideration it receives in connection with the transactions contemplated by this Agreement to its investors.

“Base Purchase Price” means an amount equal to $11,000,000.

“Baseline Net Working Capital” means an amount equal to $1,928,000.

“Basket” has the meaning set forth in Section 9.06(a).

“Business” has the meaning set forth in the introductory clauses hereof.

“Business Day” means any day other than a Saturday or a Sunday or other day on which banking institutions in the Commonwealth of Massachusetts and the State of Connecticut are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Broker” has the meaning set forth in Section 5.11.

“Buyer Common Stock” means the Common Stock, par value $0.0025 per share, of the Buyer.

“Buyer Indemnified Parties” means the Buyer and its Affiliates, and each of their respective officers, directors, employees, agents and representatives.

“Buyer Shares” has the meaning set forth in Section 2.04(c).

“Buyer Share Pledge” means the pledge of the Buyer Shares by Leveille and Mammano to Aquasium that secures their obligations under the Pro Rata Adjustment Notes.

“Buyer Share Shortfall” has the meaning set forth in Section 2.04(c).

“Buyer Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed or entered into by the Buyer in connection with the transactions contemplated by this Agreement.

“Cap” has the meaning set forth in Section 9.06(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Citizens Bank Mortgage” means that certain Mortgage and Security Agreement, dated August 8, 2005, as amended as of December 21, 2005, September 29, 2006, June 8, 2007, September 29, 2009 and May 31, 2011, by and between the Company and RBS Citizens Bank.

“Claims Period” has the meaning set forth in Section 9.05.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“COBRA” shall have the meaning set forth in Section 4.20(p).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory clauses hereof.

“Company Benefit Plans” means (i) any Employee Benefit Plan sponsored, maintained, or contributed to by the Company and (ii) any Employee Benefit Plan sponsored, maintained, or contributed to by an ERISA Affiliate under which current or former employees or directors of, or contractors to, the Company benefit.

“Company Related Persons” has the meaning set forth in Section 6.07(a).

“Company Related Person Claims” has the meaning set forth in Section 6.07(a).

“Company Released Parties” or “Company Released Party” has the meaning set forth in Section 6.06(a).

“Company Shares” has the meaning set forth in the introductory clauses hereof.

“Contracts” means all contracts, agreements, commitments and other arrangements of any nature, written or oral, to which the Company thereof is a party or by which any asset or property of the Company is bound (including all purchase and sales orders, leases, licenses, sub-licenses, assignments and other similar commitments).

“Core Representations” has the meaning set forth in Section 9.05(a).

“Custodian” means Oppenheimer and Company LLC, as agent for Aquasium having custody of the pledged Buyer Shares under the Pledge Agreement.

“Data Room” has the meaning set forth in Section 10.06.

“Debt” means (a) any liability of the Company created or assumed by the Company, or any Subsidiary thereof, (i) for borrowed money, (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage), (iii) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes, (iv) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) under interest rate or currency swap transactions (valued at the termination value thereof) or (vi) upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business); (b) any liability of others described in the preceding clause (a) guaranteed as to payment of principal or interest by the Company or in effect guaranteed by the Company through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to pledge the security therefor; (c) all liabilities or obligations secured by an Encumbrance (other than Permitted Liens) upon property owned by the Company and/or upon which liabilities or obligations the Company customarily pays interest or principal, whether or not the Company has assumed or become liable for the payment of such liabilities or obligations; and (d) any amendment, renewal, extension, revision or refunding of any such liability or obligation.

“Debt Free Deductions” means the aggregate amount of (a) any interest-bearing Debt of the Company that will not be repaid at Closing pursuant to Section 2.04(a)(i), (b) accrued interest payable (to the extent not already included in the amounts deducted pursuant to clause (a) of this definition), (c) current income and franchise taxes payable in respect of income earned by the Company through the Effective Time (excluding deferred tax liabilities in an amount not to exceed $1,247,831, which will be assumed by the Buyer), (d) bank overdrafts, (e) accrued incentive compensation, (f) unfunded liability for retirement benefits, (g) Deferred Compensation and (h) any unpaid amounts (other than trade payables) owed by the Company to its Affiliates, in each case as of the Closing Date and in each case as such amounts are determined in accordance with the Accounting Methods.  Notwithstanding the foregoing, the Parties agree that accrued amounts relating to the Company’s 2012 bonus plan (which liabilities will be assumed by the Buyer) shall not be included in the calculation of the “Debt Free Deductions”.

“Deferred Compensation” means accrued wages, vacation, sick time, bonus, 401(k) contribution, and holiday pay in respect of, and relating to, periods prior to 2012.

“Dispute Notice” has the meaning set forth in Section 2.05(b).

“Effective Time” means 11:59 P.M. (local time in Boston, Massachusetts) on the Closing Date.

“Effectiveness Date” means, (i) if the Buyer effects a registration of the Buyer Shares pursuant to a Registration Statement on Form S-3 pursuant to Section 7.01, the date such Registration Statement is declared effective, or (ii) if no such registration is effected, the date on which the Buyer Shares may first be resold to the public by Leveille and Mammano without registration pursuant to Rule 144.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, cafeteria plan benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employee Compensation” has the meaning set forth in Section 6.05.

“Encumbrances” means any and all liens, mortgages, deeds of trust, pledges, assignments, charges, defects in title, judgments, encumbrances, security interests, easements, hypothecations and encroachments including the Citizens Bank Mortgage.

“Environmental Insurance Policies” mean the policies, in form reasonably acceptable to the Sellers and the Buyer, underwritten by Ace American Insurance Company and issued by Illinois Union Insurance Company, with one policy insuring Buyer and a second policy insuring the Company against Environmental Losses and liability under Environmental Laws, including the matters that are subject to the Sellers’ representations and warranties in Section 4.21 (Environmental Matters) with a linking of separate policy aggregate limits of $5,000,000 for a term of five (5) years.

“Environmental Insurance Premium Excess” means $22,737, which is the excess of (i) the premiums actually paid by the Company for the Environmental Insurance Policies over (ii) the premium that the Parties hereto acknowledge and agree would have been due under the Environmental Insurance Policies with coverage of $2,000,000 rather than $5,000,000.

“Environmental Law” means any applicable Law, and any order of, or binding agreement with, any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials, including the following (including their implementing regulations and any state analogs): the CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Losses” has the meaning set forth in Section 9.01(e).

“Environmental Permits” means all Permits that are required by Environmental Laws for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“Escrow Agent” means BNY Mellon National Association.

“Escrow Agreement” means that certain escrow agreement, of even date herewith, entered among the Buyer, the Sellers and the Escrow Agent.

“Escrowed Deposit” has the meaning set forth in Section 2.02.

“Evaluation Date” means the date that is one day prior to the filing date of the Buyer’s most recently filed periodic report under the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated by the SEC thereunder.

“Family Member” means, with respect to any Person, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Five Percent Cap” has the meaning set forth in Section 2.04(c).

“Filing Date” has the meaning set forth in Section 7.01(a).

“Final Closing Balance Sheet” means the balance sheet of the Company as of the Closing Date, as finally determined in accordance with the provisions of Section 2.05 hereof.

“Final Debt Free Deductions” means the Debt Free Deductions of the Company as of the Closing Date, as finally determined in accordance with the provisions of Section 2.05 hereof.

“Final Closing Working Capital” means the Net Working Capital of the Company as of the Closing Date, as finally determined in accordance with the provisions of Section 2.05 hereof.

“Final Purchase Price” has the meaning set forth in Section 2.02.

“Financial Statements” means, collectively, (a) the audited balance sheet of the Company as of December 31, 2011, together with the related statements of operations, changes in stockholders’ equity and cash flows of the Company for the year then ended (including the notes thereto and any other information included therein), (b) the unaudited balance sheet of the Company as of April 30, 2012, together with the related statements of income and cash flows of the Company for the four (4) months then ended and (c) the general ledger trial balances of the Company as of April 30, 2012.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, or any instrumentality, court, legislative body, commission, tribunal or organization of any such governmental authority, or any regulatory, administrative or other agency of any such governmental authority, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” shall have the meaning set forth in Section 4.20(p).

“Indemnified Party” has the meaning set forth in Section 9.03(a).

“Indemnifying Party” has the meaning set forth in Section 9.03(a).

“Indemnity Escrow” has the meaning set forth in Section 2.04(a)(iii).

“Intellectual Property” means all patents, trademarks, trade names, service marks, service names, trade dress, logos, copyrights and domain names, and any registrations, applications and renewals for any of the foregoing, and all other intellectual property rights in inventions, trade secrets, manufacturing processes, know how, confidential and proprietary information, ideas, developments, drawings, specifications, bills of material, supplier lists, marketing information, sales and promotional information, business plans, computer software, test reports, component lists, manuals, instructions, catalogs, processes, designs, and registrations and applications for registration therefor, model numbers, telephone numbers, web addresses, web sites, electronic records of drawings and tooling and other electronic engineering tools, and all other proprietary rights, in each case owned or licensed by the Company and/or used in the Business, together with all claims, damages and rights for past, present and future infringement, misappropriation, unauthorized use or disclosure, or other violation thereof, and all copies and tangible embodiments thereof (in whatever form or medium, including electronic), including all patent infringement, validity, patentability, and other legal opinions or investigations, all file histories, prior art and prior art searches, all attorney work product, all patent, trademark, and copyright files and file wrappers, and all other legal files and materials.

“Interim Financial Statements” means the Financial Statements described in clauses (b) and (c) of the definition of “Financial Statements”.

“IP Registrations” has the meaning set forth in Section 4.08.

“Knowledge of the Buyer” means the actual knowledge of any one or more of Dominick Pagano and Glenn Purple, and such knowledge that any such Person should have had following a reasonable investigation and inquiry.

“Knowledge of the Sellers” means the actual knowledge of any one or more of Leveille, Mammano and Rita Ducharme, and such knowledge that any such Person should have had following a reasonable investigation and inquiry.

“Law” means any law, statute, code, ordinance, rule, regulation, decision, injunction, ruling, verdict, judgment, order, award, decree or other requirement enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” means all real property leased by the Company.

“Leveille” has the meaning set forth in the preamble to this Agreement.

“Leveille Amended and Restated Employment Agreement” has the meaning set forth in Section 3.02(d).

“Losses” means, collectively, all liabilities, obligations, damages, deficiencies, losses, claims, actions, suits, proceedings, judgments, interest, fines, demands, awards, assessments, costs, Taxes, payments, penalties of any kind and all reasonable expenses (including reasonable attorneys’ fees); provided that the term “Losses” shall not include, and in no event shall any Party be liable for, any special, incidental, consequential or punitive damages or losses except in the case of fraud or as payable to a Governmental Authority or a third party.

“Mammano” has the meaning set forth in the preamble to this Agreement.

“Mammano Employment Offer” has the meaning set forth in Section 3.02(e).

“Material Adverse Effect” means (i) with respect to the Company or the Business, any state of facts, event, change or effect that has had, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company or the Business or on the ability of the Sellers to consummate the transactions contemplated hereby and (ii) with respect to the Buyer, any state of facts, event, change or effect that has had, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Buyer or on the ability of the Buyer to consummate the transactions contemplated hereby; provided that the term “Material Adverse Effect” shall not include any facts, event, change or effect arising from (a) changes in the United States or foreign economies in general or the Company’s or the Buyer’s industry in general, (b) changes in any Law, mandate, guideline or other requirement of any Governmental Authority, (c) military conflicts or acts of terrorism, (d) general public awareness of the execution of this Agreement or the consummation of the transactions contemplated hereby (including any changes in relationships between the Company and any of its customers or suppliers arising therefrom) or (e) with respect to the Sellers and the Company, any actions taken or expected to be taken by the Buyer following the Effective Time.

“Material Contracts” has the meaning set forth in Section 4.16(a).

“Net Working Capital” means an amount equal to the net of the balance sheet accounts of the Company set forth on Schedule 1.01(b), in each case calculated in accordance with the Accounting Methods and in a manner consistent with the preparation of the April 30 Balance Sheet and the calculation of the April 30 Net Working Capital.

“NLRB” has the meaning set forth in Section 4.19(a).

“Non-Cash Consideration” has the meaning set forth in Section 2.04(c).

“Non-Responsive Seller” has the meaning set forth in Section 7.04(a).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices of the Business in taking or refraining to take any particular action (including with respect to the quantity and frequency thereof).

“Owned Real Property” means all real property currently owned by the Company.

“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.

“Per Share Closing Value” has the meaning set forth in Section 2.04(c).

“Permits” means all permits, licenses, franchises, privileges, immunities, approvals, qualifications, registrations, certificates and other authorizations and similar rights granted by or obtained from any Person.

“Permitted Liens” means (a) all statutory liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not yet due and payable, (b) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other statutory liens arising or incurred in the Ordinary Course of Business in respect of liabilities that are reflected on the Financial Statements, (c) all Permitted Securities Liens, and (d) in the case of real property, the liens set forth on Schedule 4.15(e), and such other minor defects of title that do not and could not interfere with the use of such real property or materially diminish the value thereof.

“Permitted Securities Liens” means, in the case of the Buyer Shares or the Company Shares, restrictions arising under applicable securities Laws and, in the case of the Buyer Shares, the Buyer Share Pledge.

“Permitted Transferee” means, with respect to either Leveille or Mammano, any Family Member or any trust or custodian for the benefit of himself and/or of any one or more of his Family Members.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, Governmental Authority, estate, trust or other entity or organization.

“Plan” has the meaning set forth in Section 3.02(r).

“Pledge Agreement” has the meaning set forth in Section 2.04(d).

“Post-Closing Valuation Date” shall mean the date that is sixty (60) days after the Effectiveness Date; provided, that if either Leveille or Mammano is unable to sell any Buyer Shares during such sixty (60) day period solely (i) as a result of a Buyer-imposed black-out period or (ii) because he is made privy by the Buyer or any Affiliate of the Buyer to any material non-public information regarding the Buyer or is otherwise prohibited from trading in Buyer Common Stock pursuant to Buyer’s Insider Trading Policy or Buyer’s Code of Conduct, then the Post-Closing Valuation Date shall be delayed by the number of days of such black-out period or the number of days during which such information remains material and non-public or during which such prohibition remains in effect.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.01(a).

“Proposed Closing Balance Sheet” has the meaning set forth in Section 2.05(a).

“Proposed Closing Debt Free Deductions” has the meaning set forth in Section 2.05(a).

“Proposed Closing Working Capital” has the meaning set forth in Section 2.05(a).

“Prohibited Transfer” shall have the meaning set forth in Section 7.07.

“Pro Rata Adjustment Note” has the meaning set forth in Section 2.04(d).

“Pro Rata Ownership Interest” means each Seller’s pro rata ownership interest in the Company, based on the number of Company Shares held by each Seller, as set forth on Schedule 1.01(c).

“Prospectus” has the meaning set forth in Section 7.03(a).

“Purchase Price” means an amount equal to the Base Purchase Price plus (a) the value of all cash and cash equivalents held by the Company as of the Closing Date in excess of the amount of cash required to satisfy any outstanding but uncashed checks as of the Closing Date and minus (b) at the Buyer’s option, the aggregate value of all or any of the April 30 Debt Free Deductions.

“Real Property” means, collectively, all Owned Real Property and Leased Real Property.

“Real Property Leases” means all leases in effect with respect to the Real Property.

“Receivables” has the meaning set forth in Section 4.12.

“Registration Period” has the meaning set forth in Section 7.03(a).

“Registration Statement” means the Registration Statement to be filed by the Buyer pursuant to Section 7.01(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remaining Disputed Items” has the meaning set forth in Section 2.05(c).

“Requested Information” shall have the meaning set forth in Section 7.04(a).

“Restricted Period” shall have the meaning set forth in Section 6.04.

“Review Period” has the meaning set forth in Section 2.05(b).

“Rule 144” means Rule 144 under the Securities Act promulgated by the SEC.

“Schedules” has the meaning set forth in Article IV.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated by the SEC thereunder.

“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.

“Seller Adjustment Transactions” has the meaning set forth in Section 2.04(e).

“Seller Broker” has the meaning set forth in Section 4.05.

“Seller Indemnified Parties” means each Seller and each of its respective Affiliates, and each of their respective officers, directors, employees, agents and representatives.

“Seller Related Person Claims” has the meaning set forth in Section 6.06(a).

“Seller Related Persons” has the meaning set forth in Section 6.06(a).

“Seller Released Party” or “Seller Released Parties” has the meaning set forth in Section 6.07(a).

“Seller Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed or entered into by any Seller, any Affiliate of any Seller in connection with the transactions contemplated by this Agreement.

“Severance Employee” has the meaning set forth in Section 2.07.

“Straddle Period” has the meaning set forth in Section 8.01(b).

“Subscription Agreements” has the meaning set forth in Section 3.02(o).

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such entity.

“Surveys” has the meaning set forth in Section 4.15(d).

“Tax Returns” means all returns, declarations, reports, claims for refunds, information returns and other statements or documents relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Taxes” means all federal, state, local and foreign taxes, assessments or governmental charges (including net income, gross income, payroll, ad valorem, excise, franchise, occupancy, real property, personal property, sales, use and value-added taxes, taxes withheld from employees’ salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees and charges of any nature whatsoever, including any interest, penalties, additions to tax or additional amounts with respect thereto.

“Title Policies” has the meaning set forth in Section 4.15(c).

“Transaction Documents” means, collectively, the Buyer Transaction Documents and the Seller Transaction Documents.

“Transfer Agent” means American Stock Transfer & Trust Company LLC, the transfer agent for Buyer Common Stock.

“VWAP” means, for any particular period, the volume weighted average trading price per share of the Buyer Common Stock on such date or for such period on the Nasdaq Capital Market as reported by Bloomberg Financial Markets, or any successor performing similar functions; provided, however, in the event the Buyer Common Stock is not traded on the Nasdaq Capital Market, the VWAP shall be based on the trading price of the Buyer Common Stock on such exchange or in such market as the Buyer Common Stock is then traded.

ARTICLE II.
PURCHASE AND SALE OF THE COMPANY SHARES

Section 2.01.   Purchase and Sale of the Company Shares.  Subject to the terms and conditions set forth in this Agreement, and in reliance upon the covenants, agreements, representations and warranties contained herein, at the Closing, the Buyer hereby purchases and acquires from each Seller, and each Seller hereby sells, assigns, transfers, conveys and delivers to the Buyer, all right, title and interest of such Seller in and to the Company Shares owned by such Seller, as set forth opposite such Seller’s name on Schedule 2.01 attached hereto, free and clear of all Encumbrances (other than Permitted Securities Liens).

Section 2.02.   Final Purchase Price.  Subject to the terms and conditions set forth in this Agreement, in reliance upon the covenants, agreements, representations and warranties of the Sellers contained herein, and in consideration of the aforesaid sale, assignment, transfer, conveyance and delivery of all of the Company Shares to the Buyer, the Buyer shall pay an aggregate amount equal to the Adjusted Purchase Price, plus or minus the final Net Working Capital and, without duplication, final Debt Free Deductions adjustment described in Section 2.05 hereof (as so adjusted, the “Final Purchase Price”).  It is acknowledged that the Buyer has deposited an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Escrowed Deposit”) with Robinson & Cole LLP prior to the date hereof and that such Escrowed Deposit is intended to comprise a part of the Adjusted Purchase Price and will be paid over to Aquasium in accordance with Section 2.04(a)(iv) hereof.

Section 2.03. Determination of Adjusted Purchase Price.

(a) Attached as Schedule 2.03(a) hereto is (i) the balance sheet of the Company as of April 30, 2012 (the “April 30 Balance Sheet”) and (ii) a calculation of the Net Working Capital as of April 30, 2012 derived therefrom (the “April 30 Net Working Capital”).  The Sellers represent and warrant to the Buyer that the April 30 Balance Sheet and the calculation of the April 30 Net Working Capital and April 30 Debt Free Deductions have been prepared in accordance with the Accounting Methods and in a manner consistent with the preparation of the Financial Statements.

(b) At Closing, the Buyer shall pay to the Sellers an amount (the “Adjusted Purchase Price”) determined as follows:

(i) In the event that the sum of the April 30 Net Working Capital plus the amount of the Environmental Insurance Premium Excess is greater than the Baseline Net Working Capital, the Adjusted Purchase Price shall be equal to the Purchase Price plus the amount of such excess.

(ii) In the event that the sum of the April 30 Net Working Capital plus the amount of the Environmental Insurance Premium Excess is less than the Baseline Net Working Capital, the Adjusted Purchase Price shall be equal to the Purchase Price less the amount of such deficit.

Section 2.04. Payment of the Adjusted Purchase Price.

(a) At Closing, the Buyer shall pay or shall cause the Adjusted Purchase Price to be paid as follows: (i) the Non-Cash Consideration shall be issued in accordance with Section 2.04(c) below; and (ii) the balance of the Adjusted Purchase Price shall be paid to the Persons set forth in this Section 2.04(a) (with all cash amounts payable by wire transfer of immediately available U.S. funds to such account(s), and pursuant to such wire instructions, as are designated to the Buyer in writing prior to the date hereof):

(i) subject to Section 3.02(m), the unpaid principal amount of, all interest on, all premiums, if any, and all other costs, fees, expenses and other amounts owed to third parties in respect of, all Debt of the Company set forth on Schedule 2.04(a)(i) or otherwise relating to any Encumbrance on the Company Shares (other than Permitted Securities Liens) or any Encumbrance (other than Permitted Liens) on the assets of the Company as of the Closing Date set forth on Schedule 2.04(a)(i) shall be paid to the lenders or holders thereof; and

(ii) the unpaid amount of any transaction fees and expenses incurred by the Sellers or the Company, including all fees and expenses of attorneys, accountants, actuaries, consultants, investment bankers, experts or other professionals, if any, engaged by or on behalf of the Sellers or the Company in connection with the process of selling the Company, including in connection with the transactions contemplated by this Agreement, shall be paid to the appropriate service providers and other payees thereof; and

(iii) the sum of Five Hundred Thousand Dollars ($500,000) shall be delivered to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement (together with all interest that may be earned thereon from time to time, the “Indemnity Escrow”);

(iv) the Escrowed Deposit and the balance of the Adjusted Purchase Price (after reducing all such foregoing amounts, if any), less the Non-Cash Consideration, shall be paid to Aquasium (with Leveille and Mammano acknowledging that Aquasium is entitled to further payments of cash from each of Leveille and Mammano upon their sale of the Buyer Shares as contemplated by Section 2.04(d)).

(b) Prior to the Closing Date, the Sellers shall have delivered or caused to be delivered a certificate, in form and substance reasonably acceptable to the Buyer and duly executed on behalf of each Seller and the Company by its treasurer or its chief executive officer, setting forth in reasonable detail (including the individual components thereof) (i) each of the amounts described in Sections 2.04(a)(i)-(iv) above which will be outstanding immediately prior to the Closing Date and (ii) the names and wire transfer instructions of all recipients thereof.

(c) A portion of the Adjusted Purchase Price equal to $1,650,000 (the “Non-Cash Consideration”) shall be payable at Closing to Leveille and Mammano, in accordance with their respective Pro Rata Ownership Interests, by the issuance to each of them of that number of shares of Buyer Common Stock (the “Buyer Shares”) determined by dividing (i) the amount of the Non-Cash Consideration allocable to each of them in accordance with their respective Pro Rata Ownership Interests (i.e., ⅔ of the Non-Cash Consideration (representing $1,100,000) being allocable to Leveille and ⅓ of the Non-Cash Consideration (representing $550,000) being allocable to Mammano) by (ii) the VWAP of Buyer Common Stock for each of the fifteen (15) Business Days immediately preceding the Closing Date, rounded to the closest full share (the “Per Share Closing Value”).  If, on the Post-Closing Valuation Date, with respect to either Leveille or Mammano, the gross proceeds (before underwriters’ discounts, brokers’ commissions and other fees) payable to him for the resale of some or all of his Buyer Shares is less than the product of the Per Share Closing Value multiplied by the number of such Buyer Shares sold on or prior to the Post-Closing Valuation Date (the “Buyer Share Shortfall”), then upon written demand by Leveille and/or Mammano, as the case may be, delivered to the Buyer no later than fifteen (15) Business Days after the Post-Closing Valuation Date and setting forth such Seller’s election to have such Buyer Share Shortfall paid in cash or additional Buyer Shares, the Buyer shall, within five (5) Business Days following delivery of such written demand, pay to him an amount equal to the Buyer Share Shortfall; provided, that in the event such payment shall be made through the issuance of additional Buyer Shares, the Buyer shall issue that number of additional shares of Buyer Common Stock determined by dividing (i) the amount of the Buyer Share Shortfall by (ii) the VWAP of Buyer Common Stock for each of the fifteen (15) Business Days immediately preceding the receipt by the Seller of such written demand from Leveille or Mammano, as the case may be; provided, further, that in no event shall the Buyer be required to issue Buyer Shares in connection with the transactions contemplated by this Agreement, in the aggregate, equal to or greater than five percent (5%) of the total number of issued and outstanding shares of Buyer Common Stock (the “Five Percent Cap”), it being agreed that the Buyer shall satisfy in cash any portion of the Buyer Share Shortfall that may not be satisfied through the issuance of additional Buyer Shares without exceeding the Five Percent Cap.

(d) It is acknowledged by Aquasium, Leveille and Mammano that, because Leveille and Mammano will receive their respective portions of the Adjusted Purchase Price (i.e., the Non-Cash Consideration) in Buyer Shares and not in cash, Aquasium will initially bear disproportionate responsibility for (i) the estimated adjustment to the Purchase Price at the time of Closing as contemplated by Section 2.03(b) and (ii) the repayment of Debt, the payment of transaction fees and expenses and the funding of the Indemnity Escrow contemplated by Section 2.04(a)(i)-(iii).  It is the intent of the Sellers that such adjustments and costs shall ultimately be borne by the Sellers in accordance with their respective Pro-Rata Ownership Interests and that each of Leveille and Mammano will reimburse Aquasium for such amounts immediately following their sale of Buyer Shares.  Accordingly, in connection with the transactions contemplated hereby, and simultaneously with the execution and delivery of this Agreement, Leveille and Mammano are each delivering to Aquasium a Promissory Note (each a “Pro Rata Adjustment Note”) evidencing such amounts owed to Aquasium by each of Leveille and Mammano and their promise to promptly pay such amounts immediately following the sale of Buyer Shares in accordance with the terms of the Pro Rata Adjustment Notes, which Pro Rata Adjustment Notes are secured by a pledge by each of Leveille and Mammano of the Buyer Shares issuable to him and of the proceeds of a sale thereof pursuant to a Pledge Agreement among each of Leveille and Mammano and Aquasium (each, a “Pledge Agreement”).  For the avoidance of doubt, it is the intent of the Sellers that all economic matters set forth herein (including all adjustments, if any, made to the Purchase Price and the Adjusted Purchase Price pursuant to the terms of this Agreement, such as (i) the deductions of the Debt Free Deductions from the Purchase Price, (ii) the payments made from the Adjusted Purchase Price to lenders and service providers pursuant to Sections 2.04(a)(i)-(ii), (iii) the funding of the Indemnity Escrow pursuant to Section 2.04(a)(iii) and (iv) the Net Working Capital-based adjustments to the Adjusted Purchase Price following the Closing) be allocated among, and borne by, the Sellers in accordance with their respective Pro Rata Ownership Interests.  Further, Aquasium, Leveille and Mammano hereby acknowledge that the principal amount of each of the Pro Rata Adjustment Notes may be subject to adjustment from time to time in the manner contemplated by Sections 2.05(d) and 8.03.

(e) For the avoidance of doubt, the arrangements solely among the Sellers pursuant to any Pro Rata Adjustment Note and/or otherwise described herein, including as described in Sections 2.04(d), 2.05(d), 8.03 and 9.09 (the “Seller Adjustment Transactions”) relate solely to the relationship among the Sellers and the Buyer shall have no obligation with respect thereto. Each Seller indemnifies and holds harmless the Buyer for any Losses incurred by any Buyer Indemnified Parties relating to or arising out of any Seller Adjustment Transaction.

Section 2.05. Adjustment of Purchase Price Following Closing.

(a) No later than ninety (90) days after the Closing Date, the Buyer shall cause to be prepared in good faith and delivered to the Sellers (i) a balance sheet of the Company as of the Closing Date (the “Proposed Closing Balance Sheet”), (ii) a certificate, duly executed by a senior officer of the Buyer, setting forth the Buyer’s determination of the Buyer’s proposed Net Working Capital as of the Closing Date as derived therefrom (the “Proposed Closing Working Capital”) and (ii) a certificate, duly executed by a senior officer of the Buyer, setting forth the Buyer’s determination of the Buyer’s proposed Debt Free Deductions as of the Closing Date as derived from the Proposed Closing Balance Sheet (the “Proposed Closing Debt Free Deductions”).  The Buyer shall cause the Proposed Closing Balance Sheet and the calculation of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions to be prepared in accordance with the Accounting Methods and in a manner consistent with the preparation of the April 30 Balance Sheet and the calculation of the April 30 Net Working Capital and the April 30 Debt Free Deductions.

(b) The Sellers shall have thirty (30) days following receipt of the Proposed Closing Balance Sheet and the Buyer’s calculation of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions (the “Review Period”) to review the same.  In connection with such review, the Sellers and their representatives shall be afforded the reasonable opportunity, upon prior written request from the Sellers, to review the books and records and calculations used by the Buyer to prepare the Proposed Closing Balance Sheet and the calculation of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions.  If Sellers dispute the accuracy of the Proposed Closing Balance Sheet, or the Proposed Closing Working Capital or Proposed Closing Debt Free Deductions as set forth therein, the Sellers shall notify the Buyer of their specific objections in writing (such notice, a “Dispute Notice”) at any time prior to the expiration of the Review Period.  The Dispute Notice shall (i) set forth in reasonable detail the position of the Sellers as to the proper determination of Net Working Capital and/or Debt Free Deductions as of the Closing Date and (ii) include a summary, with supporting documentation, of the reasons therefor and calculations which the Sellers believe are necessary to eliminate the objections raised in the Dispute Notice.  The Sellers will not object to the accounting principles and practices used in preparation of the Proposed Closing Balance Sheet and the calculation of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions if such principles and practices are consistent with the Accounting Methods and the preparation of the April 30 Balance Sheet and the calculation of the April 30 Net Working Capital the April 30 Debt Free Deductions.  If no Dispute Notice is received by the Buyer on or prior to the last day of the Review Period or if the Sellers deliver to Buyer a written notice stating that they will not dispute the Proposed Closing Balance Sheet and the calculation of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions set forth therein on or prior to the last day of the Review Period, the Proposed Closing Balance Sheet and the calculation of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions set forth therein shall be deemed accepted by the Sellers and shall be final and binding upon the Parties as the Final Closing Balance Sheet, the Final Closing Working Capital and the Final Closing Debt Free Deductions for purposes of this Agreement.  In the event that the Buyer does receive a Dispute Notice prior to the expiration of the Review Period, the specific items identified in such Dispute Notice shall be deemed to be in dispute and all other undisputed portions of the Proposed Closing Balance Sheet and the calculations of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions relating to such undisputed portions shall be deemed to be final and binding upon the Parties.

(c) For fifteen (15) days after the Buyer’s receipt of a timely Dispute Notice (or such longer period as may be agreed upon by the Sellers and the Buyer in writing), the Sellers and the Buyer shall endeavor in good faith to resolve by mutual written agreement (the “Agreed Adjustments”) all matters in dispute and, if the Sellers and the Buyer so resolve any such disputes, the Proposed Closing Balance Sheet and the calculation of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions set forth therein, as adjusted by the Agreed Adjustments, shall be deemed to be final and binding upon the Parties.  If the Sellers and the Buyer are unable to resolve all matters set forth in the Dispute Notice within such 15-day (or longer if applicable) period, they shall engage the Accountant to resolve such unresolved disputes that are then unresolved (the “Remaining Disputed Items”), and shall each submit to the Accountant their respective determinations with respect to the Remaining Disputed Items, together with the books and records and calculations used by them to reach such determinations.  The Accountant shall act as an accounting expert and not as arbitrator and shall issue a final and binding resolution with respect to the Remaining Disputed Items in accordance with the Accounting Methods and in a manner consistent with the preparation of the April 30 Balance Sheet and the calculation of the April 30 Net Working Capital and the April 30 Debt Free Deductions.  The Sellers and the Buyer shall use commercially reasonable efforts to cause the Accountant to resolve the Remaining Disputed Items within thirty (30) days following the submission of such materials.  In connection with its resolution of the Remaining Disputed Items, the Accountant shall deliver to the Buyer and the Sellers a written report (the “Adjustment Report”) in which the Accountant shall set forth the final determination of the Remaining Disputed Items.  In no event shall the Accountant’s determinations with respect to any Remaining Disputed Item be outside of the range of the amounts claimed respectively by the Buyer, on the one hand, and the Sellers, on the other hand, with respect to those issues in dispute (and, if any of such determination by the Accountant is outside such range, then such Remaining Disputed Item shall be deemed to be resolved to reflect the closest amount to such determination that is within such range).  All fees and expenses relating to the work of the Accountant shall be borne by the party whose determination of the Remaining Disputed Items was further from the Remaining Disputed Items as determined by the Accountant.  The Adjustment Report shall be final and binding upon the Parties, and no Party shall seek further recourse to courts, other tribunals or otherwise with respect thereto, other than to enforce the Adjustment Report.  The Proposed Closing Balance Sheet and the calculation of Proposed Closing Working Capital and Proposed Closing Debt Free Deductions set forth therein, after giving effect to any Agreed Adjustments and to the resolution of any Remaining Disputed Items set forth in the Adjustment Report, shall be deemed to be final and binding on the Parties as the Final Closing Balance Sheet, the Final Closing Working Capital and the Final Closing Debt Free Deductions for purposes of this Agreement.

(d) Promptly (but not later than five (5) Business Days) after the final and binding determination of the Final Closing Balance Sheet, the Final Closing Working Capital and the Final Closing Debt Free Deductions pursuant to this Section 2.05, an adjusting payment shall be made in respect of the Adjusted Purchase Price as follows:

(i) In the event that the Final Closing Working Capital is greater than the April 30 Net Working Capital, the Buyer will pay to Aquasium the amount of such excess (it being understood that: (x) Aquasium shall credit an amount equal to (A) 10% of such excess against the indebtedness evidenced by the Pro Rata Adjustment Note delivered by Leveille and (B) 5% of such excess against the indebtedness evidenced by the Pro Rata Adjustment Note delivered by Mammano; and (y) if, as a result of such credit, all obligations under one or more of the Pro Rata Adjustment Notes are deemed to be satisfied and paid in full, Aquasium shall pay to Leveille and/or Mammano (as appropriate) that portion of the amount set forth in clause (A) or (B) above (as appropriate) that exceeds the amount so credited against such Pro Rata Adjustment Note).

(ii) In the event that the Final Closing Working Capital is less than the April 30 Net Working Capital, Aquasium will pay to the Buyer the amount of such deficit (it being understood that the amount of the indebtedness evidenced by (A) the Pro Rata Adjustment Note delivered by Leveille shall be increased by an amount equal to 10% of such deficit and (B) the  Pro Rata Adjustment Note delivered by Mammano shall be increased by an amount equal to 5% of such deficit).

(iii) In the event that the amount of the Final Debt Free Deductions (as a positive number) is less than the amount of the April 30 Debt Free Deductions (as a positive number), the Buyer will pay to Aquasium the amount of such shortfall (it being understood that: (x) Aquasium shall credit an amount equal to (A) 10% of such excess against the indebtedness evidenced by the Pro Rata Adjustment Note delivered by Leveille and (B) 5% of such excess against the indebtedness evidenced by the Pro Rata Adjustment Note delivered by Mammano; and (y) if, as a result of such credit, all obligations under one or more of the Pro Rata Adjustment Notes are deemed to be satisfied and paid in full, Aquasium shall pay to Leveille and/or Mammano (as appropriate) that portion of the amount set forth in clause (A) or (B) above (as appropriate) that exceeds the amount so credited against such Pro Rata Adjustment Note).

(iv) In the event that the amount of the Final Debt Free Deductions (as a positive number) is greater than the amount of the April 30 Debt Free Deductions (as a positive number), Aquasium will pay to the Buyer the amount of such excess (it being understood that the amount of the indebtedness evidenced by (A) the Pro Rata Adjustment Note delivered by Leveille shall be increased by an amount equal to 10% of such deficit and (B) the  Pro Rata Adjustment Note delivered by Mammano shall be increased by an amount equal to 5% of such deficit).

(v) In the event that the value of all cash and cash equivalents held by the Company as of the Closing Date in excess of the amount of cash required to satisfy any outstanding but uncashed checks as of the Closing Date, as determined on the Final Closing Balance Sheet and in accordance with the provisions of this Section 2.05, is greater than $217,377.63, the Buyer will pay to Aquasium the amount of such excess (it being understood that: (x) Aquasium shall credit an amount equal to (A) 10% of such excess against the indebtedness evidenced by the Pro Rata Adjustment Note delivered by Leveille and (B) 5% of such excess against the indebtedness evidenced by the Pro Rata Adjustment Note delivered by Mammano; and (y) if, as a result of such credit, all obligations under one or more of the Pro Rata Adjustment Notes are deemed to be satisfied and paid in full, Aquasium shall pay to Leveille and/or Mammano (as appropriate) that portion of the amount set forth in clause (A) or (B) above (as appropriate) that exceeds the amount so credited against such Pro Rata Adjustment Note).

(vi) In the event that the value of all cash and cash equivalents held by the Company as of the Closing Date in excess of the amount of cash required to satisfy any outstanding but uncashed checks as of the Closing Date, as determined on the Final Closing Balance Sheet and in accordance with the provisions of this Section 2.05, is less than $217,377.63, Aquasium will pay to the Buyer the amount of such deficit (it being understood that the amount of the indebtedness evidenced by (A) the Pro Rata Adjustment Note delivered by Leveille shall be increased by an amount equal to 10% of such deficit and (B) the  Pro Rata Adjustment Note delivered by Mammano shall be increased by an amount equal to 5% of such deficit).

For the avoidance of doubt, it is the Parties’ intention that no item of Working Capital, Debt Free Deductions, cash and cash equivalents or the amounts of any outstanding and uncashed checks be double-counted in the foregoing adjustments.

Section 2.06. Withholding.  Buyer shall be entitled to withhold such amounts as it reasonably determines it may be required to withhold on account of Taxes hereunder.  If Buyer withholds from any payment hereunder it shall pay over such withheld amount to or for the benefit of the appropriate Governmental Authority as required by applicable procedures.  Any amount so withheld by Buyer shall be treated as having been paid to the Party to whom the payment from which such amount was withheld was made.  In the event of any withholding in connection with a payment required to be made in Buyer Common Stock appropriate adjustments will be made to Section 2.04 hereof to reflect such withholding.

Section 2.07. Severance Agreements.  Prior to the Closing, the severance agreements between the Company and each of Leveille and Mammano and any provision of any other agreement providing for the payment of benefits or other severance to either Leveille or Mammano following the termination of employment with the Company (each, a “Severance Agreement”) will be terminated and of no further force and effect.  Any and all amounts payable to Leveille or Mammano in consideration of the termination of the Severance Agreements shall be paid by the Company prior to the Closing.  The similar severance agreements between the Company and each of Laurence Carlson, Rita Ducharme, Mark Hauser, and K. Paul Ray shall remain in place following the Closing.

ARTICLE III.
CLOSING; DELIVERIES AT CLOSING

Section 3.01. Closing.  The payment of the Adjusted Purchase Price (including the issuance of the Buyer Shares) in accordance with Article II, and the sale of the Company Shares to the Buyer hereunder (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”).  All transactions contemplated hereby will be deemed to have occurred simultaneously and will become effective, and legal title, equitable title and risk of loss with respect to the Company Shares will transfer to the Buyer at the Closing, which transfer will be deemed effective for accounting and other computational purposes as of the Effective Time.

Section 3.02. Deliveries by the Sellers.  At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following items:

(a) stock certificates representing the Company Shares duly endorsed to the Buyer, accompanied by duly executed stock powers transferring the Company Shares to the Buyer, which stock powers shall be duly executed by the applicable Seller and in form and substance reasonably satisfactory to the Buyer;

(b) (i) a certificate duly executed by each Seller and the Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, attaching:  (A)  the current certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware; and (B)  a copy of the by-laws of the Company and certifying to the absence of any amendments thereto; and (ii) a certificate duly executed by a director or officer of Aquasium, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, attaching resolutions of the board of directors of Aquasium duly authorizing the transactions contemplated hereby;

(c) duly executed resignations of all of the officers and directors of the Company, effective as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Buyer;

(d) the letter agreement concerning Leveille’s continued employment with the Company for the duration of 2012 (which letter attaches an employment agreement between the Buyer and Leveille concerning Leveille’s employment with the Buyer thereafter) (the “Leveille Amended and Restated Employment Agreement”), duly executed by Leveille;

(e) the letter extending an offer of employment with the Buyer to Mammano on terms reasonably satisfactory to Mammano (the “Mammano Employment Offer”) providing, among other things, that (i) Mammano’s salary and benefits following the Closing Date through December 31, 2012 will remain substantially similar to his salary and benefits immediately prior to the Closing Date, (ii) Mammano’s employment may not be terminated by the Buyer or the Company without cause prior to December 31, 2012, and (iii) Mammano will receive a new offer letter no later than November 15, 2012 setting forth the proposed terms of his employment from and after January 1, 2013, duly executed by Mammano;

(f) the Escrow Agreement, duly executed by each Seller and the Escrow Agent;

(g) certificates as to the good standing of the Company issued within ten (10) days prior to the Closing Date by the appropriate Governmental Authorities within each jurisdiction where the Company is organized or qualified to do business as a foreign entity;

(h) a certificate as to the good standing of Aquasium issued within ten (10) days prior to the Closing Date by the appropriate Governmental Authority within the jurisdiction where Aquasium is organized;

(i) a duly executed receipt and release, in each case in form and substance reasonably satisfactory to the Buyer, from (i) Aquasium regarding the portion of the Adjusted Purchase Price to which Aquasium is entitled pursuant to Section 2.04(a)(iv), acknowledging that such payment constitutes payment in full of Aquasium’s portion of the Adjusted Purchase Price and that the Buyer does not and will not owe Aquasium any further amounts in respect thereof, (ii) each of Leveille and Mammano regarding delivery of the Buyer Shares, acknowledging that such delivery (made in accordance with such Sellers’ Pro Rata Ownership Interest) constitutes payment in full of such Sellers’ portion of the Adjusted Purchase Price and that the Buyer does not and will not owe such Seller any further amounts in respect thereof, and (iii) each recipient of a payment contemplated by Sections 2.04(a)(i) and (ii) acknowledging that such payment constitutes payment in full of all such amounts owed to such recipient and that the Company does not and will not owe such recipient any further amounts in respect thereof;

(j) all minute books, stock record books and corporate (or similar) records and seals of the Company not already in the possession of the Company;

(k) evidence reasonably satisfactory to the Buyer of the termination and discharge of the stockholders agreement, management agreement, and other agreements set forth on Schedule 3.02(k), in each case without any further obligation or liability of the Company thereunder;

(l) all approvals, authorizations, waivers, consents and releases of third parties and Governmental Authorities set forth on Schedule 3.02(l), in each case, in form and substance reasonably satisfactory to the Buyer;

(m) evidence that the Sellers have, at the Sellers’ expense, repaid all Debt of the Company set forth on Schedule 2.04(a)(i), and obtained the release of all Encumbrances (except Permitted Liens) on the Company Shares and all Encumbrances on the assets of the Company, in each case set forth on Schedule 2.04(a)(i), including any related UCC filings and a release of any rights such lienholder may have against the Buyer, the Company Shares or the assets of the Company; provided, that, to the extent that any such repayment or release requires the prior payment of any amount, the Sellers shall procure a payoff letter from the holder of such Debt or Encumbrance which evidences the amount required to be paid, and the Buyer shall have the right to pay such amount out of funds to be paid by the Buyer at Closing as contemplated by Section 2.04(a)(i);

(n) with a copy of each to Aquasium, (i) a statement, in form and substance reasonably satisfactory to the Buyer and Aquasium, conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations; and (b) a form of notice, in form and substance reasonably satisfactory to the Buyer and Aquasium, to the U.S. Internal Revenue Service prepared in accordance with the requirements under Section 1.897-2(h)(2) of the Treasury Regulations;

(o) Subscription Agreements between the Company and each of Leveille and Mammano for the acquisition of the Buyer Shares in the form attached hereto as Exhibit A (the “Subscription Agreements”), duly executed by Leveille and Mammano;

(p) an owner’s title insurance policy issued by First American National Title Insurance Company, dated as of the date of Closing, insuring that the Company owns fee simple title to the Owned Real Property, subject only to the Permitted Encumbrances (other than the Citizens Bank Mortgage), and with endorsements for access, environmental, deletion of arbitration provision and non-imputation;

(q) the Environmental Insurance Policies and evidence to the satisfaction of the Buyer that all premiums, fees, charges and costs associated with such policies have been paid;

(r) a resolution of the board of directors of the Company duly authorizing the termination, effective as of the close of business on the date that is immediately prior to the Closing Date, of the EBTEC Corporation 401(k) Savings Plan (and any predecessor thereto) (the “Plan”), and an Amendment to the Plan terminating the Plan;

(s) evidence to the satisfaction of the Buyer of the termination of the Severance Agreements and all payments due pursuant to Section 2.07; and

(t) such other documents and instruments as the Buyer shall reasonably request to consummate or evidence the transactions contemplated hereby.

Section 3.03. Deliveries by the Buyer.  At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers the following items:

(a) the Adjusted Purchase Price, payable in accordance with Section 2.04;

(b) irrevocable instructions to the Transfer Agent to issue certificates representing the Buyer Shares, in such denominations as shall have been determined pursuant to Section 2.04(c), in the names of Leveille and Mammano and to deliver such certificates to the Custodian;

(c) the Escrow Agreement, duly executed by the Buyer;

(d) the Subscription Agreements, duly executed by the Buyer;

(e) the Leveille Amended and Restated Employment Agreement, duly executed by the Company;

(f) the Mammano Employment Offer, duly executed by the Company;

(g) letters or a memorandum from the Buyer to all participants in the Plan, in form reasonably satisfactory to the Sellers, describing the termination of the Plan and the undertakings by the Buyer in connection therewith; and

(h) such other documents and instruments as the Sellers shall reasonably request to consummate or evidence the transactions contemplated hereby.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article IV are true, correct and complete as of the date hereof except as otherwise set forth in the disclosure schedules prepared by the Sellers and separately delivered by the Sellers to the Buyer on the date hereof (the “Schedules”); provided, however, that the representations and warranties contained in Sections 4.02(c) and 4.03(b) are made severally, and not jointly, by each Seller and made only with respect to such Seller and the Company Shares owned by such Seller; and, provided, further, that the representations and warranties contained in Section 4.26 are made severally, and not jointly, and are made only by Leveille and Mammano and, in each case, only with respect to himself.

Section 4.01. Organization and Qualification.  The Company is (a) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified or registered to conduct business and in good standing under the Laws of each jurisdiction where the nature of the Business and its assets require such qualification or registration, except as would not reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which the Company is qualified or registered to do business as a foreign corporation are set forth on Schedule 4.01, which includes each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. The Sellers have delivered to the Buyer true, correct and complete copies of the organizational documents of the Company as currently in effect, and the Company is not in violation of any provision of such organizational documents.  As of the Closing Date, the Company has no Subsidiaries and Schedule 4.01 sets forth a list of all Subsidiaries previously owned by the Company, each of which has been duly dissolved or merged into another entity in accordance with the terms of applicable Law, and the Company has no liability with respect to any such Subsidiary or its business.  At no time since January 1, 2011 has the Company owned an interest in another entity that was treated as an equity interest for U.S. federal income tax purposes.

Section 4.02. Capitalization.

(a) The authorized capital stock of the Company consists of one hundred (100) shares of common stock, par value of $1,000.00 per share, all of which shares are issued and outstanding.  The Company Shares comprise the only securities of the Company of any kind or nature which are issued and outstanding and will be issued and outstanding as of the Closing Date, including any securities convertible or exchangeable into shares of capital stock or other securities.  The Company Shares are fully paid and non-assessable and were issued in compliance with all Laws, including all applicable state, federal and foreign securities laws, and not in violation of any preemptive rights.  There are no outstanding powers of attorney executed by any Seller that would affect any Seller’s ability to transfer any of the Company Shares to the Buyer.

(b) Schedule 4.02 sets forth a true, correct and complete list of the record and beneficial owners of the Company Shares and the number of Company Shares owned by each of them.

(c) Except as is set forth on Schedule 4.02, each Seller is the legal and beneficial owner and the holder of record of, and has good and marketable title to, all of the Company Shares set forth opposite his or its name on Schedule 4.02 hereto free and clear of any and all Encumbrances (other than Permitted Securities Liens).  Delivery to the Buyer by each Seller of the Company Shares owned by him or it, together with Stock Powers duly endorsed, as provided in Section 3.02(a), will vest in the Buyer good and marketable title to such Company Shares, free and clear of any and all Encumbrances (other than Permitted Securities Liens).

(d) There are no agreements of any kind or nature related to the issuance, transfer, sale or other disposition of any shares of capital stock or other securities of the Company, including any options, warrants, subscriptions, rights, calls or other commitments or agreements relating thereto.  None of the Company Shares are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted stock purchase agreements, preferred stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements currently existing with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell any of the Company Shares or any rights therein or thereto.

(e) Schedule 4.02 lists the current directors and officers of the Company.

Section 4.03. Authorization.

(a) The Company has all requisite corporate power and authority (i) to own (or lease, if applicable) the assets owned (or leased, if applicable) by it and (ii) to carry on the Business as currently conducted by it.

(b) Each Seller has all requisite legal or corporate, as the case may be, capacity, power and authority to make, execute, deliver and perform this Agreement and the other Seller Transaction Documents to which he or it is a party, and to perform his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Aquasium has duly and validly authorized the execution, delivery and performance of this Agreement and the Seller Transaction Documents to which it is a party by all necessary corporate or similar action.  This Agreement constitutes, and when executed and delivered the other Seller Transaction Documents to which each Seller is a party will constitute, the valid and legally binding obligation of each Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).  Aquasium is an English company duly organized, validly existing and in good standing under the laws of England.  Aquasium has delivered to the Buyer true, correct and complete copies of the organizational documents of Aquasium as currently in effect, and Aquasium is not in violation of any provision of such organizational documents.

Section 4.04. Non-Contravention.  Neither the execution or delivery of this Agreement or any of the other Seller Transaction Documents by any Seller, nor the consummation by any Seller of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will (i) conflict with or violate any Law applicable to, or any provision of the articles, charter, bylaws or other organizational or governance documents of, the Company or such Seller, (ii) except as set forth on Schedule 4.04, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any Material Contract to which the Company is a party or by which the Company is bound, or to which any of the Company’s assets is subject or any Contract to which any Seller is a party or by which such Seller is bound, or to which any of the such Seller’s assets is subject, (iii) violate any order of any court of other Governmental Authority binding upon the Company, its assets, any Seller or the Company Shares, (iv) result in the creation or imposition of any Encumbrance (other than Permitted Liens) upon any of the Company Shares or the assets owned, leased or licensed by the Company, or (v) result in a breach or default under, or the cancellation, forfeiture, revocation, suspension or adverse modification of, any Permit owned or held by the Company.

Section 4.05. No Brokers.  Schedule 4.05 contains a list of all agents, brokers, investment bankers, financial advisors or other Persons who are or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee from any Seller or the Company in connection with the transactions contemplated by this Agreement (the “Seller Brokers”), together with the amount of such fees or commissions due and owing to each as of the Closing Date.  Except for the Seller Brokers, no agent, broker, investment banker, financial advisor or other Person is entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or the Company.

Section 4.06. Consents and Approvals; Permits.

(a) Except as set forth on Schedule 4.06(a), no authorization, consent, approval or other action by, or notice to or filing or registration with, any Governmental Authority or other Person is required for the execution, delivery and performance of this Agreement or any other Seller Transaction Documents by any Seller or the Company or the consummation of the transactions to be consummated hereunder or thereunder.

(b) Set forth on Schedule 4.06(b) is a true, correct and complete list of all material Permits which are necessary for the operation of the Business.  All Permits have been duly and lawfully secured or made and are in full force and effect.  There is no proceeding pending or, to the Knowledge of the Sellers, threatened, to revoke, suspend, withdraw or terminate any Permit, and the Company is in compliance in all material respects with all of its Permits.  The Company has fulfilled and performed its material obligations under each of its Permits and there is no material breach or default under any such Permit.

Section 4.07. Title to Assets.  Except for Permitted Liens or as set forth on Schedule 4.07, the Company has good and marketable title to, or a valid leasehold interest in, all assets and properties used in the Business and all of its other assets and properties, free and clear of any and all Encumbrances.  All tangible assets and properties of the Company are located at the Real Property.

Section 4.08. Intellectual Property.

(a) Schedule 4.08 contains (i) a true, correct and complete list of all patents, trademarks, trade names, service marks, service names, trade dress, logos, copyrights and domain names, and any registrations, applications and renewals for any of the foregoing, owned by the Company or used in connection with the Business (collectively, “IP Registrations”), (ii) a true, correct and complete list of all licenses, sublicenses and other agreements relating to the Intellectual Property owned, licensed, used or held for use by the Company and (iii) a summary description in respect of the filing, registration, issuance or status of the IP Registrations.  The Company owns all rights to, or has a valid right to use, all of the Intellectual Property used or held for use in connection with the Business as currently conducted and as proposed to be conducted.  The IP Registrations owned by the Company and necessary for the conduct of the Business as currently conducted have been duly maintained, have not been cancelled, expired or abandoned, or subject to cancellation, interference, opposition or similar proceedings and, to the Knowledge of the Sellers, are valid and enforceable in all respects.  To the Knowledge of the Sellers, the conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise violate the intellectual property or other proprietary rights of any third party.

(b) The Intellectual Property used by the Company in the conduct of the Business has been either (i) created by full-time employees of the Company during and within the scope of their employment with the Company, and all ownership and other rights therein throughout the world irrevocably vested in the Company either by operation of Law or pursuant to written agreements; (ii) developed on behalf of Company by a third party, and all ownership and other rights therein throughout the world have been irrevocably assigned or otherwise transferred to or vested in the Company pursuant to written agreements, or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which the Company is not in material breach.  During the last three (3) years, to the Knowledge of the Sellers, no third party has infringed, violated or misappropriated or is infringing, violating or misappropriating any of the Company’s rights in any Intellectual Property owned by the Company.  No funding, facilities, resources or personnel of any educational institution or any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned by Company.

Section 4.09. Compliance with Laws; Litigation; Antitrust and Competition.

(a) Except as set forth on Schedule 4.09(a), (i) the Company has conducted, and is conducting, the Business in compliance in all material respects with all applicable Laws and (ii) the Company has not received any written notice asserting any non-compliance with any Laws.

(b) Except as set forth on Schedule 4.09(b), there is no, and during the past three (3) years there has not been, any Action pending or, to the Knowledge of the Sellers, threatened, against or by the Company, including any Action (i) involving or concerning product liability of any product designed, produced, manufactured, sold or serviced by the Company prior to the Closing Date or (ii) which questions the validity or legality of the transactions contemplated hereby.  There is no, and there has not been, any judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Authority, or by arbitration) against or involving any Seller or the Company or by which any Seller or the Company is or was bound which relates to the Business, the Company Shares, any assets or properties of the Company, this Agreement or the transactions contemplated hereby, and none of the Sellers or the Company is in breach of any such judgment, order, writ, injunction, decree or similar award.

(c) Neither the Sellers nor the Company, nor any officer, director or employee thereof, (i) is or has been engaged in any cartel activities, including agreements or arrangements with one or more competitors to fix prices of any products or services, control or rig bids to be submitted to any customers or allocate any customers or markets to itself or to competitors, or (ii) is otherwise failing or has otherwise failed to comply in all material respects with any Laws regarding antitrust or competition.

Section 4.10. Taxes.

(a) All Tax Returns of the Company due (taking into account applicable extensions) to be filed or provided on or prior to the Closing Date have been duly and timely filed and are true, correct and complete in all material respects.  There are no material Tax Returns of the Company that have not been filed and would be due but for an extension of the time to file.  Except for Taxes reflected on Schedule 4.10(a) which are being contested in good faith and in appropriate proceedings, all Taxes of the Company due and payable on or before the Closing Date have been duly paid other than Taxes which, in the aggregate, are not material.  The Company has withheld all amounts required to be withheld by it in connection with amounts paid or owed to any employee, independent contractor, shareholder or other Person and has timely deposited or otherwise paid such withheld amounts over to or for the benefit of the applicable Governmental Authority in accordance with applicable procedures.  Except as set forth on Schedule 4.10(a), there are not currently in effect any extensions or waivers of the time for assessing or collecting Taxes of the Company or any powers of authority of the Company with respect to any Tax matters.  The Company has not received a ruling from any Governmental Authority with respect to Tax matters, or entered into any agreement with a Governmental Authority with respect to Tax matters, which ruling or agreement remains in effect.

(b) The Company has not engaged in any “reportable transactions” (as determined for purposes of Treasury Regulations Section 1.6011-4) or “potentially abusive tax shelter” within the meaning of Section 6112(b) of the Code.  The Company has not participated in any transactions which lack economic substance as determined under Section 7701(o) of the Code.  Except as set forth on Schedule 4.10(b), the Company has not, at any time since January 1, 2000, had liability for the Taxes of any other Person (i) under Treasury Regulations 1.1502-6 or any similar provision of state, local or foreign Tax law, (ii) under any contract, including a tax sharing or similar agreement, (iii) as a transferee or successor or (iv) otherwise.

(c) No interest in the Company constitutes a “U.S. real property interest” for purposes of Treasury Regulations Sections 1.897-2(h) or 1.1445-2(c).

(d) Except as set forth on Schedule 4.10(d), (i) no claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Sellers, threatened, or is any audit or investigation of the Company with respect to any Taxes currently underway, pending or, to the Knowledge of the Sellers, threatened and (ii) no jurisdiction has claimed that the Company was required to file Tax Returns or was subject to a Tax in such jurisdiction for any period as to which the Company did not file Tax Returns or treat itself as subject to such Tax in such jurisdiction.

(e) Other than Permitted Liens, there are no Encumbrances for Taxes with respect to any of the Company’s assets, and no such liens are pending or, to the Knowledge of the Sellers, threatened.

(f) The Company (1) is not a party to any “long-term contract” within the meaning of Section 460 of the Code, and (2) is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or other occurrence prior to Closing.

(g) The Company has not been the “distributing corporation” (within the meaning of Section 355(e)(2) of the Code) with respect to a transaction described in Section 355 of the Code.  The Company has not participated in an international boycott as defined in Section 999 of the Code.

(h) For purposes of this Section 4.10, references to the Company shall be treated as including references to any predecessor of the Company.

Section 4.11. Financial Statements; Absence of Undisclosed Liabilities.

(a) True, correct and complete copies of the Financial Statements are attached hereto as Schedule 4.11(a).

(b) The Financial Statements (i) were derived from the books and records of the Company, (ii) fairly present the financial condition and results of operations of the Company as of and at the dates and as of and for the periods indicated therein and (iii) other than the financial statements described in clause (b) of the definition of “Financial Statements” lacking footnotes (which if presented would not differ materially from those included in the audited Financial Statements) and normal year-end recurring adjustments (which will not be material), and other than the general ledger trial balances described in clause (c) of the definition of “Financial Statements”, have been prepared in accordance with the Accounting Methods.  The Company has no debt, loss, damage, adverse claim, fine, penalty, liability or obligation of the type required to be reflected as liabilities on financial statements prepared in accordance with GAAP, arising out of transactions or events entered into prior to the Effective Time, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Effective Time, except those which (x) are reflected in the Interim Financial Statements, (y) have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount, or (z) are otherwise set forth on Schedule 4.11(b).

(c) All books and records concerning the accounts of the Company are true, correct and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Methods, and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.12. Accounts Receivable and Inventory.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of all accounts and notes receivable of the Company outstanding as of April 30, 2012 (collectively, the “Receivables”), reflecting the aging thereof.  Each Receivable that has arisen since December 31, 2011 is a valid, undisputed receivable subject to no setoffs or counterclaims and is collectible (within 90 days after the date on which it first became due and payable), net of the reserve for bad debts shown on the April 30 Balance Sheet.

(b) Schedule 4.12(b)(1) sets forth a true, correct and complete list of all inventory of the Company as of April 30, 2012.  All of the inventories of the Company were purchased in the Ordinary Course of Business and are located at the Real Property, and, subject to ordinary course loss, all portions of such inventories are fit for their intended use and, except as set forth on Schedule 4.12(b)(2), are of a quality and quantity usable and saleable in the Ordinary Course of Business.  The inventories of the Company set forth in the Financial Statements were valued at the lower of cost or market and were properly stated therein in accordance with the Accounting Methods.  Adequate reserves have been reflected in the Financial Statements for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in accordance with the Accounting Methods.  Except as set forth on Schedule 4.12(b)(2), the inventories of the Company are not excessive and constitute sufficient quantities for the normal operation of business in accordance with past practice.

(c) Except as set forth on Schedule 4.12(c), the amount of customer-supplied materials in the Company’s possession or control, individually or in the aggregate, is not less than the amount of customer-supplied materials that the Company is required to have in its possession or control pursuant to any agreement, arrangement or understanding with any customer.  All of such customer-supplied material is located at the Real Property, and, except as set forth on Schedule 4.12(c), all portions of such customer-supplied material are fit for their intended use and are of a quality and quantity usable and saleable in the Ordinary Course of Business.  No customer-supplied material has been sold, transferred, damaged, destroyed or disposed of, other than in the Ordinary Course of Business.

Section 4.13. Absence of Changes. Since December 31, 2011, there has been no event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has conducted the Business in the Ordinary Course, and, except as set forth on Schedule 4.13, the Company has not:

(a) issued or sold any shares of capital stock or debt securities of the Company or granted any option, warrant or other right for the purchase of any such securities;

(b) satisfied or discharged any Encumbrance (other than Permitted Liens), or paid any material obligation or liability of the Company, except in the Ordinary Course of Business;

(c) declared or paid any dividend on, or made any distribution in respect of, the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of the capital stock of the Company;

(d) mortgaged, pledged, charged or subjected to any Encumbrance (other than Permitted Liens) any of the assets or properties of the Company;

(e) sold or transferred any of the assets or properties of the Company (other than sales of inventory in the Ordinary Course of Business) or, other than in the Ordinary Course of Business, prepaid or cancelled any rights, debts or claims of the Company;

(f) sold, assigned, granted or otherwise transferred or disposed of, rights under any of the Intellectual Property, or abandoned, canceled or otherwise failed to maintain any such rights;

(g) acquired the assets or stock of any business, or entered into any licensing arrangement or joint venture, in connection with the Business;

(h) suffered material damage to, destruction or loss (whether or not covered by insurance) of any assets or properties of the Company or failed to maintain such assets in the Ordinary Course of Business;

(i) revalued any of the assets or properties of the Company, including writing down the value of inventory or writing off accounts receivable (other than in the Ordinary Course of Business);

(j) made any increase in the amount of any bonuses, salaries or other compensation to or with respect to any employees (except in the Ordinary Course of Business), entered into any employment, severance or similar Contract or made any increase in the amount of or institution of any fees, bonuses, commissions or incentives to or with respect to any Person providing services to the Company or entered into any new Contract for such services;

(k) failed to perform any material obligations of the Company under any Material Contracts or Permits;

(l) adopted or increased the payments or benefits payable under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Company Benefit Plan;

(m) cancelled or waived any claims or rights of the Company with a value in excess of $10,000;

(n) failed to renew or maintain any insurance coverage;

(o) incurred any Debt;

(p) made or changed any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, amended any material Tax Returns, filed any claims for material Tax refunds, entered into any material closing agreement, proposed any material Tax adjustments or assessments, settled or consented to entry of judgment with respect to any material claim relating to Taxes or changed any method of accounting for Tax purposes, surrendered any reduction in Tax liability;

(q) changed any method of accounting or accounting principles or practices by the Company except for any such change required by reason of a concurrent change in GAAP;

(r) made any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(s) destroyed or disposed of any asset or property of the Company or any asset held by the Company on behalf of any customer, other than in the Ordinary Course of Business;

(t) entered any new line of business; or

(u) agreed or committed to do any of the foregoing.

Section 4.14. Books and Records. Except as set forth in Schedule 4.14, (i) the books of account, minute books, stock record books and other records of the Company, all of which have been delivered to the Buyer, are true, correct and complete in all material respects and have been maintained in accordance with sound business practices and applicable Laws, (ii) the minute books of the Company contain materially true, correct and complete records of all meetings held and all corporate actions taken by its shareholders and its Board of Directors and each committee thereof and (iii) no meeting, or action taken by written consent, of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of such books and records will be in the possession of the Company.

Section 4.15. Real Property.

(a) Schedule 4.15(a) sets forth the address and description of each parcel of Owned Real Property.  The Company has good and marketable fee simple title to its Owned Real Property, free and clear of any and all Encumbrances other than Permitted Liens and those Encumbrances described on Schedule 4.15(a).  The Company has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof.  There are no outstanding options, rights of first offer, rights of first refusal or similar rights to purchase the Owned Real Property or any portion thereof or interest therein.  No portion of the Owned Real Property, or any building or improvement located thereon, violates any Law where such violation remains outstanding and, if unaddressed, would have a Material Adverse Effect on the ownership and use of the Owned Real Property as currently owned and operated.  Except for the Permitted Liens, no Owned Real Property is subject to (i) any governmental decree or order (or, to the Knowledge of the Sellers, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or similar limitations.

(b) Schedule 4.15(b) sets forth the address and description of the Leased Real Property and all Real Property Leases (including, in the case of any oral Real Property Lease, a written summary of the material terms thereof).  A true, correct and complete copy of each of the Real Property Leases, as currently in effect, has been delivered to the Buyer and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to the Buyer.  Each Real Property Lease is in full force and effect, the Company holds valid and existing leasehold interests thereunder for the term thereof and neither the Company nor, to the Knowledge of the Sellers, any other party thereto, is in material breach or default thereunder.  No event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, constitute a material breach or default, or permit the termination, modification or acceleration of rent under, any Real Property Lease.  The possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no pending disputes with respect to any of the Real Property Leases.  To the Knowledge of the Sellers, no portion of the Leased Real Property, or any building or improvement located thereon, violates any Law where such violation remains outstanding and, if unaddressed, would have a Material Adverse Effect on the use of the Leased Real Property as currently operated.

(c) Schedule 4.15(c) sets forth a true, correct and complete description of the lender’s title insurance policy for the Owned Real Property (the “Title Policy”), which has been delivered to the Buyer.

(d) The Company has not commissioned, and does not possess, any surveys of the Owned Real Property or the Leased Real Property.

(e) Except as described in the Title Policy and as listed on Schedule 4.15(e), to the Knowledge of the Sellers, none of the existing buildings and improvements which comprise the Owned Real Property fails to comply in all material respects with all size, height, set back, use and other zoning restrictions and regulations applicable thereto, including the parking space requirements of all applicable zoning ordinances and regulations, and neither the Sellers nor the Company have received any written notice of such failure.

(f) Except as described in the Title Policy, no Owned Real Property relies on or regularly makes use of access to the nearest public road or right of way or gains access to any utility with respect to utilities servicing such Owned Real Property over or through land owned by others, except where such access is by means of one or more valid, recorded easements not subject to divestiture, copies of which have been provided to Buyer.

Section 4.16. Contracts; Customer and Supplier Relations.

(a) Schedule 4.16(a)(i)-(xv) sets forth a list of all of the following Contracts (the “Material Contracts”):

(i) all Contracts with (a) customers from which the Company received $100,000 or more in revenues during the year ended December 31, 2011 and customers from which the Company reasonably expects to receive $100,000 or more in revenues during the year ended December 31, 2012 and (b) vendors from which the Company purchased $100,000 or more in goods and/or services during the year ended December 31, 2011 and vendors from which the Company reasonably expects to purchase $100,000 or more in goods and/or services during the year ended December 31, 2012, which, in each case, cannot be cancelled by the Company without penalty or without more than 60 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person and that are not included in another subsection of this Section 4.16;

(iv) all Contracts, entered since January 1, 2005, pursuant to which the Company acquired or has any right to acquire all or any substantial part of the business and properties or capital stock of any Person (including any acquisition structured as a sale of stock, sale of assets, merger, consolidation or share exchange), and all Contracts pursuant to which any Person has the right to so acquire the Company or any assets or properties of the Company (other than the sale of inventory in the Ordinary Course of Business);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements, severance agreements and Contracts with independent contractors or consultants (or similar arrangements);

(vii) except for Contracts relating to trade receivables entered into in the Ordinary Course of Business, all Contracts relating to Debt of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all Contracts that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company, on the one hand, and any Seller or any Affiliate of any Seller (other than the Company), on the other hand;

(xii) all collective bargaining agreements or Contracts with any union or labor organization;

(xiii) all Real Property Leases;

(xiv) all agreements relating Intellectual Property owned, licensed, used or held for use by the Company; and

(xv) all other Contracts that are material to the Company and not otherwise disclosed pursuant to this Section 4.16.

(b) The Sellers have delivered to the Buyer true, correct and complete copies of all of such Material Contracts.  Except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law), each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of the Sellers, of the other parties thereto, enforceable against each of them in accordance with its terms.  The Company is not in default under any Material Contract, nor, to the Knowledge of the Sellers, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the Company or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract.

(c) Schedule 4.16(c) sets forth a list of (i) the ten largest customers of the Company, based on combined gross sales, and the dollar amount of gross sales made to each such customer during the fiscal year ended December 31, 2011 and (ii) the (A) ten largest suppliers of the Company, based on the combined amounts paid to such suppliers in connection with the Business and (B) each supplier that is the sole supplier of any significant product or service to the Business, and in each case the dollar amount of such payments (excluding interest and tax payments) made to each such supplier during the fiscal year ended December 31, 2011.  No customers and suppliers have notified the Company that, after the Closing, they will not continue to sell to or purchase from the Company, as applicable, products and services at levels substantially similar to those levels sold, purchased or provided during the twelve (12) months ended as of the Closing Date.

Section 4.17. Relationships with Related Persons/Arms Length Contracts.  All of the Material Contracts are at arms-length.  Set forth on Schedule 4.17 is a description of all business dealings between the Company, on the one hand, and any Seller or any Affiliate, shareholder, officer or director of any Seller or the Company, on the other hand.  The Company has no outstanding loans, advances or other Debt incurred by any director, officer, shareholder, member, manager or employee of any Seller or the Company, and there are no loans or advances made to the Company by, or Debt incurred by the Company to, any director, officer, shareholder, member, manager, or employee of any Seller or the Company.

Section 4.18. Insurance.  Schedule 4.18 sets forth a true, correct and complete list of (i) all current policies of insurance maintained by the Company (specifying the insurer, amount of coverage and type of insurance) (ii) all Company loss runs for the past three years.  The Sellers have delivered to the Buyer copies of the insurance policies identified on Schedule 4.18.  Except as set forth on Schedule 4.18, all insurance coverage maintained by the Company with respect to the Business is occurrence-based.  With respect to each insurance policy identified on Schedule 4.18:  (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) neither the Company nor, to the Knowledge of the Sellers, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute a material breach or default, or permit termination, modification or acceleration under such policy; and (c) no party to the policy has repudiated any provision of such policy.  There is no material claim pending under any such policy.

Section 4.19. Labor Relations.

(a) No employees, while employed by the Company, are or have been represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the National Labor Relations Board (the “NLRB”)) or certified or voluntarily recognized by any other Governmental Authority.

(b) The Company is not, and has not been, a signatory to a collective bargaining agreement with any trade union, labor organization or group with respect to the Business.

(c) To the Knowledge of the Sellers, no representation election petition or application for certification has been filed by any employee or is pending with the NLRB or any other Governmental Authority and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees has occurred, is in progress or is threatened with respect to the Company.

(d) The Company has not engaged in any unfair labor practice and there is no pending or, to the Knowledge of the Sellers, threatened labor board proceeding of any kind with respect to the Company, including any such proceeding against the Company or any trade union, labor union, employee organization or labor organization representing any employees, in any case which would be reasonably likely to have a Material Adverse Effect.

(e) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees has occurred at any time during the past three (3) years, or to the Knowledge of the Sellers, is in progress or has been threatened.

(f) The Company has not taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

(g) The Company has maintained, and currently maintains, adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

Section 4.20. Employees; Benefit Plans.

(a) Schedule 4.20(a) includes an accurate listing of the job title or description and current annual rate of compensation, including weekly base or hourly salary and bonuses, for each current employee of the Company.  The Company has no plans to terminate the employment of any such employees, and to the Knowledge of the Sellers, none of such employees has any plans to terminate employment with the Company.

(b) Schedule 4.20(b) contains a true, correct and complete list of all Company Benefit Plans.  Except as set forth in Schedule 4.20(b), neither the Company nor any ERISA Affiliate has any commitment to create any additional plan or materially increase the benefits provided under any existing plan.  True, correct and complete copies of (i) all Company Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports for the last three years with respect to such Company Benefit Plans filed on IRS Form 5500 have been delivered to the Buyer.

(c) Except as is set forth on Schedule 4.20(c), (i) each Company Benefit Plan has been administered in accordance with its terms, the Company has met its obligations with respect to each Company Benefit Plan, and the Company has made all required contributions thereto in accordance with applicable Laws, each in all material respects, (ii) the Company and each Company Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and all applicable interpretations and regulations thereunder, as well as all other applicable Laws, and (iii) all filings and reports as to each Company Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly and timely submitted.  No Company Benefit Plan contains any securities issued by the Company.

(d) To the Knowledge of the Sellers, there are no legal proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would reasonably be expected to result in any material liability to the Company.

(e) All the Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the Internal Revenue Service to the effect that such Company Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and no such letter has been revoked and no such Company Benefit Plan has been amended since the date of its most recent such letter or application therefor in any respect.  Each Company Benefit Plan has been timely amended to comply with all provisions of the Code which are applicable to such Company Benefit Plan.  Except as is set forth on Schedule 4.20(e), no act or omission has occurred that would reasonably be expected to adversely affect the qualification of each Company Benefit Plan.

(f) No prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Benefit Plan and that could subject, directly or indirectly, the Company or any of its employees to a material tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA.

(g) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(h) There are no legal proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability to the Company.

(i) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(j) There are no obligations under any Company Benefit Plan or otherwise, except as set forth in Section 4.20(j), to provide health benefits or life insurance benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health or life insurance, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

(k) No act or omission has occurred and no condition exists with respect to any Company Benefit Plan that would subject the Company or any ERISA Affiliate to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Benefit Plan.

(l) No Company Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(m) Each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Benefit Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

(n) With respect to each Company Benefit Plan which is or could be subject to Section 409A of the Code, (i) such plan has been maintained and administered in a manner consistent with avoiding adverse Tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse Tax consequences, and (iii) the Company has complied with all Tax reporting rules with respect to such Company Benefit Plan pursuant to Section 409A of the Code.

(o) Except as set forth in Schedule 4.20(o), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will (A) entitle any current or former director, officer, employee or consultant of the Company to severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (C) result in any material breach or violation of, or a default under, any Company Benefit Plan, or (D) result in payment of any amount that will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or the imposition on any person of an excise tax under Section 4999(a) of the Code.

(p) Each Company Benefit Plan that is subject to the requirements of the Consolidated Omnibus Budget Reconciliation of 1985 (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder (“HIPAA”) has been maintained in substantial compliance with COBRA and HIPAA in all material respects, including all notice requirements, and no tax payable on account of Section 4980B or any other Section of the Code has been or is expected to be incurred.  Each Company Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements in all material respects and each program of benefits for which employee contributions are provided pursuant to elections made under such Company Benefit Plan meets the requirements of the Code applicable thereto in all material respects.

(q) Except as is set forth on Schedule 4.20(q), no insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(r) Notwithstanding anything to the contrary in this Agreement, neither this Section nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Benefit Plan.

(s) The Company is being operated in compliance in all material respects with all applicable Laws relating to employees.  There are no pending complaints nor, to the Knowledge of the Sellers, are there any threatened complaints before any employment standards tribunal or human rights tribunal.  Except as is set forth on Schedule 4.20(s), there are no pending or, to the Knowledge of the Sellers, threatened workers’ compensation, discrimination or other such claims.  All individuals characterized and treated by the Company as independent contractors are properly treated as independent contractors under all applicable Laws.

(t) The Company has not received a claim from any Governmental Authority to the effect that the Company has improperly classified as an independent contractor any person named on Schedule 4.20(a) or any other person.  Except as otherwise contemplated by this Agreement, the Company has not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with any of the other transactions contemplated by this Agreement.

(u) To the Knowledge of the Sellers, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement with a third party, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s ability to discharge his or her duties as an employee of the Company or that would conflict with the operation of the Business.  Neither the execution or delivery of the this Agreement, nor the carrying on of the Business by the employees of the Company, nor the conduct of the Business as now conducted and as presently proposed to be conducted, will, to the Knowledge of the Sellers, conflict with or result in a material breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(v) The Company is not in any material amount delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing in any material amount.  The Company maintains I-9 forms, as required, which have been completed in material compliance with all applicable Laws, including the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended.

(w) The employment of each employee of the Company is terminable at the will of the Company.  Except as is set forth on Schedule 4.20(w), the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.  Except as required by Law and as is set forth on Schedule 4.20(w), upon termination of the employment of any such employees, no severance or similar payments will become due.

Section 4.21. Environmental Matters.

(a) The Company possesses all Environmental Permits necessary for the operation of the Business as currently conducted, and the Company is, and at all times has been, in compliance with all applicable Environmental Laws and Environmental Permits, including timely satisfaction of all applicable permit renewal procedures.

(b) The Company has not received written, or, to the Knowledge of the Sellers, oral, notice of a claim, or a written request for information, under or with respect to any Environmental Law, and to the Knowledge of the Sellers, there is no fact or circumstance that would reasonably be expected to form the basis for the assertion of such a claim against the Company under any Environmental Law;

(c) The Company has not entered into or agreed to enter into any consent decree or order, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law, in each case, in connection with the Business and that would impose future material obligations on the operation of the Business;

(d) The Sellers have delivered to the Buyer true, correct and complete copies of all reports, correspondence, memoranda and other files for environmental matters in the possession or control of the Company or any of its representatives and relating to the Business, any real property or facility currently or previously owned, leased or used by the Company; and to the Knowledge of the Sellers, no Owned Real Property, or any of the fixtures or equipment located thereon, contains any asbestos, polychlorinated biphenyls or underground storage tanks.

(e) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(f) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller has received any written notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material.

(g) Schedule 4.21(g) contains a true, correct and complete list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(h) Schedule 4.21(h) contains a true, correct and complete list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of the Sellers nor the Company has received any written notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Seller.

(i) None of the Sellers (with respect to the business of the Company) nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.

Section 4.22. Product Liability.

(a) Since January 1, 2008, no product liability, product warranty, recall or similar claims have been made against the Company.  None of the Sellers nor the Company has received (in connection with any product manufactured, sold or distributed by, or in connection with any service provided in connection with, the Business) written notice of any (i) claim or allegation of personal injury, death, or property or economic damages, (ii) product recall, (iii) claim for punitive or exemplary damages, (iv) claim for contribution or indemnification or (v) claim for injunctive relief.  Attached to Schedule 4.22 are copies of all product warranties provided by the Company at any time since January 1, 2008 and since such time, the Company has not sold any product or provided any service under any Material Contract pursuant to any warranty other than those set forth on Schedule 4.22.

(b) Neither the Company nor, to the Knowledge of the Sellers, any Affiliate thereof, has manufactured, sold, distributed, marketed or installed any asbestos-containing products, and no claims or litigation have ever been made against the Company or, to the Knowledge of the Sellers, any Affiliate thereof, concerning asbestos-containing products allegedly ever manufactured, sold, distributed, marketed or installed thereby.

Section 4.23. Condition and Sufficiency of Assets.  Except as is set forth on Schedule 4.23, (i) the buildings, plants, structures, equipment and other assets of the Company are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are currently used, and (ii) none of such buildings, plants, structures, equipment or other assets is in need of maintenance or repair except for routine maintenance and repair.  The Company is the only entity through which the Business is conducted.  Except as is set forth on Schedule 4.23, the buildings, plants, structures, equipment and other assets of the Company are sufficient for the continued conduct of the Business after the Closing in the manner conducted during the 12-month period immediately prior to the Closing.

Section 4.24. Absence of Certain Commercial Practices.  None of the Sellers, the Company or, to the Knowledge of the Sellers, any Affiliate of the Company or any other Person acting on behalf of a Seller, the Company or any Affiliate thereof, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, or any employee of any Governmental Authority or other Person who is or may be in a position to help or hinder the Business or assist the Company in connection with any actual or proposed transaction relating to the Business.  Without limiting the foregoing, none of the Sellers, the Company or, or to the Knowledge of the Sellers, any Affiliate of the Company or any other Person acting on behalf of the Company or any Affiliate thereof, has, directly or indirectly, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit to (i) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned by a Governmental Authority); (ii) any political party, or employee or director thereof; or (iii) any candidate for a political position or any political subdivision for the purpose of:  (A) influencing any act or decision of such Person described in clauses (i)-(iii), including a decision to not comply with his/her official duties; (B) inducing such Person described in clauses (i)-(iii) to act or fail to act in violation of his/her legal duties; or (C) causing such Person described in clauses (i)-(iii) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or direct business toward any Person.

Section 4.25. Bank Accounts.  Schedule 4.25 sets forth (a) the name of each bank in which the Company has an account, lock box or safe deposit box, (b) a list of all accounts, lock boxes and safe deposit boxes held by the Company or by a Seller with respect to the Business at each such bank and (c) the names of all Persons authorized to draw thereon or have access thereto.  Schedule 4.25 sets forth the name of each Person holding a proxy, general or special power of attorney or other similar instrument from the Company or powers of attorney given to customs brokers and freight forwarders in the Ordinary Course of Business.  Copies of all such proxies, powers of attorney and other instruments have heretofore been delivered to the Buyer.

Section 4.26. Investment Intent.  Leveille and Mammano are acquiring the Buyer Shares as principals for their own accounts for investment purposes only and not with a view to or for distributing or reselling such Buyer Shares or any part thereof, without prejudice, however, to the right of Leveille and Mammano at all times to sell or otherwise dispose of all or any part of such Buyer Shares in compliance with applicable federal and state securities Laws but subject to the restrictions on Prohibited Transfers set forth in Section 7.07.  Except as is contemplated in the Pro Rata Adjustment Notes or the Pledge Agreement, neither Leveille nor Mammano has any (i) agreement or understanding, directly or indirectly, with any Person to distribute any of the Buyer Shares, and (ii) present intention to distribute any of the Buyer Shares; provided, however, that nothing in this Section 4.26 shall be deemed to restrict or prohibit the ability of Leveille or Mammano to dispose of or sell the Buyer Shares pursuant to an effective Registration Statement or under Rule 144 in the manner contemplated by Article VII.  Each of Leveille and Mammano has independently evaluated the merits of his decision to acquire the Buyer Shares pursuant to this Agreement, and each of them confirms that he has not relied on the advice of any other Party in making such decision.

Section 4.27. Miscellaneous.  To the Knowledge of the Sellers, neither this Agreement, nor any other Seller Transaction Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 5.01. Organization and Qualification.  The Buyer is (a) a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and (b) duly qualified or registered to conduct business and in good standing under the Laws of each jurisdiction where the nature of the business conducted by the Buyer or the assets of the Buyer require such qualification or registration, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization.  The Buyer has all requisite corporate power and authority (a) to make, execute, deliver and perform this Agreement and the other Buyer Transaction Documents and (b) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Buyer Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement constitutes, and when executed and delivered the other Buyer Transaction Documents will constitute, the valid and legally binding obligation of the Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity (whether considered in equity or at law).

Section 5.03. Non-Contravention.  Neither the execution or delivery of this Agreement or any of the other Buyer Transaction Documents by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, will (i) conflict with or violate any Law applicable to, or any provision of the articles of incorporation or the by-laws of the Buyer, (ii) violate any order of any court or any other Governmental Authority binding upon the Buyer, any of the Buyer’s assets or the Buyer Shares, or (iii) result in the creation or imposition of any Encumbrance (other than Permitted Liens) upon any of the Buyer Shares.

Section 5.04. Consents and Approvals. Except as contemplated in Article VII, no authorization, consent, approval or other action by, or notice to or filing or registration with, any Governmental Authority or other Person is required for the execution, delivery and performance of this Agreement or any other Buyer Transaction Documents by the Buyer or the consummation of the transactions to be consummated hereunder or thereunder.

Section 5.05. Issuance of the Buyer Shares. The Buyer Shares have been duly authorized.  The Buyer Shares, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, shares of Buyer Common Stock, free and clear of all Encumbrances (other than Permitted Securities Liens).  Delivery to Leveille and Mammano of the Buyer Shares to be issued to them as provided in this Agreement will vest in Leveille and Mammano good and marketable title to such Buyer Shares, free and clear of all Encumbrances (other than Permitted Securities Liens).  No further approval or authorization of any stockholder of the Buyer, the Board of Directors of the Buyer or any other Person is required for the issuance and sale of the Buyer Shares.

Section 5.06. Capitalization of the Buyer.  The authorized capital stock of the Buyer consists of 20,000,000 shares of Buyer Common Stock, of which 5,090,368 shares are currently issued and outstanding.  Except as set forth in SEC Reports, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the Buyer’s Common Stock, or contracts, commitments, understandings or arrangements by which the Buyer or any Affiliate thereof is or may become bound to issue additional shares of Buyer Common Stock or equivalents thereof.  Except as contemplated in Section 2.04(c), the issue and sale of the Buyer Shares will not obligate the Buyer to issue shares of Buyer Common Stock or other securities to any Person and will not result in a right of any holder of the Buyer’s securities to adjust the exercise, conversion, or exchange price under such securities. Except as set forth in the SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Buyer’s capital stock to which the Buyer is a party or, to the Knowledge of the Buyer, between or among any of the Buyer’s stockholders.

Section 5.07. SEC Reports; Financial Statements.  The Buyer has filed all SEC Reports required to have been filed by the Buyer since January 1, 2009 (or such shorter period as the Buyer was required by law to file any such SEC Reports) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, all such SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 5.08. Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (b) the Buyer has not incurred any liabilities (contingent or otherwise) other than (i) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Buyer’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (c) the Buyer has not altered its method of accounting or the identity of its auditors, and (d) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock. The Buyer does not have pending before the SEC any request for confidential treatment of information.

Section 5.09. Litigation.  Except as disclosed in the SEC Reports, there is no Action pending or, to the Knowledge of the Buyer, threatened which (a) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Buyer Shares or (b) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect with respect to the Buyer. Neither the Buyer nor any Affiliate thereof, nor, to the Knowledge of the Buyer, any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty, except as disclosed in the SEC Reports. There has not been, and to the Knowledge of the Buyer, there is not pending, any investigation by the SEC involving the Buyer or any current or former director or officer of the Buyer (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Buyer or any Affiliate thereof under the Exchange Act or the Securities Act.  There are no outstanding comments by the staff of the SEC on any filing by the Buyer under the Exchange Act or the Securities Act.

Section 5.10. Sarbanes-Oxley; Internal Accounting Controls.  The Buyer is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (including the rules and regulations of the SEC adopted thereunder) which are applicable to it as of the Closing Date.  The Buyer’s certifying officers have evaluated the effectiveness of the Buyer’s controls and procedures as of the Evaluation Date and the Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of such disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Buyer’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Knowledge of the Buyer, in other factors that could significantly affect the Buyer’s internal controls.

Section 5.11. No Brokers.  Schedule 5.11 contains a list of all agents, brokers, investment bankers, financial advisors or other Persons who are or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee from the Buyer in connection with the transactions contemplated by this Agreement (the “Buyer Broker”).  Except for the Buyer Broker, no agent, broker, investment banker, financial advisor or other Person is entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.12. Private Placement.  Assuming the accuracy of the representations and warranties of Leveille and Mammano set forth in Section 4.26 and the Subscription Agreements, no registration under the Securities Act or under any state securities or “blue sky” Laws is required for the offer and issuance of the Buyer Shares by the Buyer to Leveille and Mammano under the Transaction Documents.

Section 5.13. Investigation by the Buyer.  The Buyer acknowledges that, except for the representations and warranties contained in this Agreement and the Seller Transaction Documents, none of the Sellers nor the Company nor any of their respective directors, officers, employees, Subsidiaries, Affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, in connection with the transactions contemplated hereby, including as to the accuracy and/or completeness of any of the information (including any estimates, projections, forecasts or other forward-looking information) provided to the Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives (including in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above).  With respect to any such estimate, projection or forecast delivered by or on behalf of the Sellers or the Company to the Buyer, the Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and forecasts, (ii) the Buyer is aware that actual results may differ materially and (iii) the Buyer shall have no claim against the Sellers or the Company solely with respect to any such estimate, projection or forecast in and of itself.

ARTICLE VI.
COVENANTS OF THE PARTIES

Section 6.01. Further Assurances.  Following the Closing, each Party hereto shall, from time to time, at the request of any other Party hereto and without further cost or expense to the requesting Party, do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, in the case of the Sellers, the execution and delivery of such instruments of conveyance and transfer as are necessary to more effectively evidence the sale, transfer, assignment and delivery of the Company Shares.

Section 6.02. Publicity; Disclosure.  Except as may be required by Law, or by the rules of any applicable securities exchange, no Party may issue any press release or similar written public announcement, and no Seller shall issue any public announcement, relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval of the other Parties (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 6.03. Consents/Releases.  The Sellers shall use commercially reasonable efforts to obtain in a timely manner all approvals, authorizations, waivers, consents and releases of third parties set forth on Schedule 6.03.  All such approvals, authorizations, waivers, consents and releases shall be in writing and in form and substance reasonably satisfactory to the Buyer, and executed counterparts thereto shall be delivered to the Buyer promptly after receipt thereof.

Section 6.04. Non-Competition and Non-Solicitation.

(a) For a period of two (2) years from and after the Closing Date, with respect to Aquasium, and, with respect to Leveille or Mammano, for a period from the Closing Date until the later of (i) two (2) years from and after the Closing Date and (ii) the first anniversary of the termination of his employment with the Company, the Buyer or any Affiliate thereof (in each case, the “Restricted Period”), no Seller shall, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, engage, or assist any Person in the engagement, anywhere in the United States in any business competitive with the Business as conducted as of the Closing Date without the prior written consent of the Company (which consent may be given or withheld by the Company in its sole discretion).

(b) During the Restricted Period, no Seller shall, either directly or indirectly (including through an Affiliate), solicit business that is the same or similar to the Business from any Person that is a customer or prospective customer of the Business (which fact is known by such Seller), whether or not such Seller had prior personal contact with such Person.

(c) During the Restricted Period no Seller shall, either directly or indirectly (including through an Affiliate), (i) solicit or attempt to induce any employee to terminate his employment with the Company, the Buyer or any Affiliate of the Company or the Buyer or (ii) without the prior written consent of the Company, hire or attempt to hire any employee of the Company , the Buyer or any Affiliate of the Company or the Buyer; provided, however, that the foregoing prohibition shall not apply to: (A) any general advertisements and employment solicitations that are not specifically targeted at any such employee; (B) a Seller’s employment or engagement of any Person pursuant to any such general advertisements or employment solicitations; or (C) a Seller’s employment or engagement of any Person whose employment with the Company or an Affiliate of the Buyer or the Company (Y) was terminated by the Company or the Buyer or such Affiliate or (Z) if terminated by such employee, has been terminated for a period of six (6) months or longer.

(d) Notwithstanding the foregoing, nothing contained in this Section 6.04 shall be deemed to preclude (i) any Seller from owning less than two percent (2%) of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ, (ii) any Seller from having an ownership interest (whether direct or indirectly pursuant to the pledge described in Section 2.04(d) pursuant to the Pro Rata Adjustment Notes) in the Buyer following the Closing due to such Seller’s ownership or interest in the Buyer Shares or (iii) the provision of services by each of Leveille and Mammano to the Buyer, the Company or any of their respective Affiliates.

(e) The Sellers agree that the duration and geographic scope of the non-competition and non-solicitation provisions set forth in this Section 6.04 are reasonable.  In the event that a court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Buyer and the Sellers agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The Buyer and the Sellers intend that these non-competition and non-solicitation provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

(f) The Sellers acknowledge that a breach or threatened breach of any provision of this Section 6.04 would cause irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and each Seller hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 6.05. Employees.

(a) Except to the extent expressly excluded from the Debt Free Deductions as an obligation of the Buyer, the Sellers will be solely responsible for all compensation (including bonuses, out-of-pocket expenses or other incentive compensation) and benefits, including severance, to all employees and former employees of the Company in respect of all periods prior to the Effective Time and as a result of the transactions contemplated hereby (“Employee Compensation”).  The Buyer will be solely responsible (i) for all such compensation and benefits to the extent accrued as liabilities on the Final Closing Balance Sheet or expressly excluded from the Debt Free Deductions as an obligation of the Buyer and (ii) for all compensation (including bonuses or other incentive compensation) and benefits to all employees of the Company for any periods after the Effective Time.  (For the avoidance of doubt, other than with respect to any breach of representation or warranty, the Seller’s liability for Employee Compensation accrued as a liability on the Final Closing Balance Sheet (other than as expressly excluded from the Debt Free Deductions) shall be satisfied through the Debt Free Deductions.)

(b) For the period from the Effective Time through December 31, 2012, the Buyer shall, for each employee of the Company on the Closing Date, for such employee’s period of employment by the Company through the earlier of (i) such employee’s last day of employment with the Company and (ii) December 31, 2012, continue or provide benefits, bonus and incentive cash compensation, and base salary or hourly wage rate that shall be substantially similar in the aggregate to such benefits, compensation, and salary or wage rate provided to such employee immediately prior to the Closing Date.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Section 6.05(b), this Section 6.05(b) shall not impose upon the Company any obligation to retain any employee of the Company for any period of time or to provide or to continue to provide any specific benefit for any period of time.

(c) In addition, for purposes of any benefit plan, program or arrangement maintained for the benefit of any Company employees at any time after the Closing Date, each such employee shall receive credit for eligibility to participate and vesting, but not for purposes of benefit accrual other than for severance and paid-time-off benefits, under the applicable benefit plans for service with the Company prior to the Closing Date (except where doing so would cause a duplication of benefits), to the extent such service is reflected in records of the Company and the Buyer shall (i) cause any and all pre-existing conditions (or actively at work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such employees and their eligible dependents and (ii) provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year to the extent reflected in records provided to the Buyer for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans, programs or arrangements in which they are eligible to participate after the Closing Date.

Section 6.06. Release by the Sellers.

(a) Effective as of the Closing Date, each Seller, on behalf of himself or itself and his or its Affiliates (collectively, the “Seller Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the Company, and its past, present and future Affiliates, equity holders, employees, managers, partners, directors, officers, agents, attorneys, plan administrators, consultants, advisors, representatives and Subsidiaries and the respective heirs, successors and assigns of each of the foregoing (together, the “Company Released Parties” and individually, a “Company Released Party”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Company Released Parties, from the beginning of time until the Effective Time, whether known or unknown, absolute or contingent, both at Law and in equity, which such Seller Related Person ever had, now has, or ever may have, against any Company Released Party, including in such Seller Related Person’s capacity as a stockholder of the Company and pursuant to any Contract between such Seller Related Person and a Company Released Party (as to each Seller Related Person, such Seller Related Person’s “Seller Related Person Claims”); provided, however, that Seller Related Person Claims shall not include (i) any claims related to or arising out of this Agreement or any Transaction Document; (ii) with respect to any Seller that is an employee, any rights to accrued or current salary, employee benefits, accrued vacation, or reimbursement for business expenses incurred prior to the Closing Date (subject to the Company’s generally applicable requirements for reporting and documenting such expenses), (iii) any claims by a Seller Related Person who is or was an officer or director of the Company or who serves or served at the request of the Company as an officer, director, trustee or other fiduciary of any other entity for indemnification pursuant to, or permitted by, Section 145 of the Delaware General Corporation Law (but in each case only to the extent that such claims can be satisfied by the Company’s directors and officers liability or other insurance policy), or (iv) any claims by one Seller against another Seller (other than against such other Seller in his capacity as an officer or director of the Company).

(b) Each Seller represents that he or it has not filed and covenants that he or it will not file any complaint or claim against the Company or any other Company Released Party with any Governmental Authority or any other forum in any jurisdiction, based on events occurring on or prior to the Closing Date in relation to any Seller Related Person Claim.  Each Seller further represents that he or it has not assigned any Seller Related Person Claim or authorized any other Person to assert any Seller Related Person Claim on his or its behalf.  Each Seller shall cause its Seller Related Persons to also comply with this Section 6.06(b).

(c) Each Seller expressly acknowledges that the release provided under this Section 6.06 is intended to include in its effect all claims within the scope of this release that such Seller does not know or suspect to exist in such Seller’s favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

(d) Each Seller acknowledges that he or it is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge.  Each Seller, for himself or itself and his or its Seller Related Persons, hereby expressly waives (provided, however, such waiver does not extend to claims arising out of, based upon or relating to the breach by the Buyer of any of the provisions of this Agreement or any of the Transaction Documents), surrenders and agrees to forego any and all protections, rights or benefits to which it otherwise would be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect.  Further, it is understood and agreed that the facts in respect of which the release provided under this Section 6.06 is given may turn out to be other than or different from the facts in that respect now known or believed by each Seller to be true; and with such understanding and agreement, each Seller expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the date hereof, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

(e) The release provided under this Section 6.06 shall extend to and be binding upon each Seller, his or its legal successors and assigns, and the Seller Related Persons, and shall inure to the benefit of the Company and the other Company Released Parties.

Section 6.07. Release by the Buyer and the Company.

(a) Effective as of the Closing Date, the Buyer, solely on behalf of the Company and the Persons that are Affiliates of the Company immediately prior to the Closing (collectively, the “Company Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the Sellers, and their respective past, present and future Affiliates, equity holders, managers, partners, directors, officers, consultants, advisors and representatives and the respective heirs, successors and assigns of each of the foregoing (together, the “Seller Released Parties” and individually, a “Seller Released Party”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Seller Released Parties, from the beginning of time until the Effective Time, whether known or unknown, absolute or contingent, both at Law and in equity, which such Company Related Person ever had, now has, or ever may have, against any Seller Released Party, including pursuant to any contract between such Company Related Person and a Seller Released Party (as to each Company Related Person, such Company Related Person’s “Company Related Person Claims”); provided, however, that Company Related Person Claims shall not include (i) any claims related to or arising out of this Agreement or any Transaction Document or (ii) any agreement, covenant or obligation of any Seller under each of their respective employment, confidentiality, noncompetition, nonsolicitation and invention assignment agreements in favor of the Company.

(b) The Buyer represents that it has not filed and covenants that, after the Effective Time, the Company, will not file any complaint or claim against any Seller or any other Seller Released Party with any Governmental Authority or any other forum in any jurisdiction, based on events occurring on or prior to the Closing Date in relation to any Company Related Person Claim.  The Buyer further represents that it has not assigned any Company Related Person Claim or authorized any other Person to assert any Company Related Person Claim on its behalf.  The Buyer shall cause the Company and the other Company Related Persons to also comply with this Section 6.07(b).

(c) The Buyer expressly acknowledges, on behalf of the Company and the other Company Related Persons, that the release provided under this Section 6.07 is intended to include in its effect all claims within the scope of this release that such Company Related Person does not know or suspect to exist in such Company Related Person’s favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

(d) The Buyer acknowledges, on behalf of the Company and the other Company Related Persons, that it is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge.  The Buyer, on behalf of the Company and the other Company Related Persons, hereby expressly waives (provided, however, such waiver does not extend to claims arising out of, based upon or relating to the breach by the Sellers of any of the provisions of this Agreement or any of the Transaction Documents), surrenders and agrees to forego any and all protections, rights or benefits to which the Company or any other Company Related Party otherwise would be entitled by virtue of the existence of any such statute or the common law of any state or jurisdiction with the same or similar effect.  Further, it is understood and agreed that the facts in respect of which the release provided under this Section 6.07 is given may turn out to be other than or different from the facts in that respect now known or believed by the Buyer to be true; and with such understanding and agreement, the Buyer expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the date hereof, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

(e) The release provided under this Section 6.07 shall extend to and be binding upon each of the Buyer, the Company, their respective legal successors and assigns, and the other Company Related Persons, and shall inure to the benefit of the Sellers and the other Seller Released Parties.

Section 6.08. Aquasium Investor Repayment Agreement.  Aquasium shall comply in all respects with the material terms and conditions set forth in the Aquasium Investor Repayment Agreement, including making any and all payments or distributions of consideration received by Aquasium in connection with the transactions contemplated hereby.

ARTICLE VII.
REGISTRATION RIGHTS

Section 7.01. Registration Statement; Effectiveness.  The Buyer shall prepare and file with the SEC, not later than thirty (30) days after the Closing Date (the “Filing Date”), a Registration Statement on Form S-3 relating to the offer and resale to the public from time to time on a continuous basis by Leveille and Mammano of the Buyer Shares and shall use commercially reasonable efforts to cause the SEC to declare such Registration Statement effective under the Securities Act as promptly as practicable but in no event later than sixty (60) days after the Filing Date.  The Buyer shall not include any securities other than the Buyer Shares in the Registration Statement.  Notwithstanding anything to the contrary contained in this Agreement, if the Buyer is unable to effect the registration of the Buyer Shares pursuant to a Registration Statement on Form S-3 prior to the date on which Leveille and Mammano are permitted to resell all of the Buyer Shares to the public without limitation pursuant to Rule 144, then (i) the Buyer shall have no obligation to effect the registration of the Buyer Shares pursuant to a Registration Statement on Form S-1 or any other Form, and (ii) the Buyer shall use commercially reasonable efforts to comply with the “current public information” requirement as contemplated by Rule 144.

Section 7.02. Registration Process.  The Buyer shall promptly (and, in any event, no more than 24 hours after it receives comments from the SEC), notify, orally or in writing, Leveille and Mammano when and if it receives any comments from the SEC on the Registration Statement or any amendment thereof and promptly forward a copy of such comments, if they are in writing, to Leveille and Mammano.  At such time as the SEC indicates, either orally or in writing, that it has no further comments with respect to the Registration Statement or any amendment thereof or that it is willing to entertain appropriate requests for acceleration of effectiveness of such Registration Statement or any amendment thereof, the Buyer shall promptly, and in no event later than two Business Days after receipt of such indication from the SEC, request that the effectiveness of such Registration Statement or any amendment thereof be accelerated within two Business Days of the SEC’s receipt of such request.  Within 24 hours of such declaration by the SEC, the Buyer shall notify, orally or in writing, Leveille and Mammano that the Registration Statement or any amendment thereof has been declared effective by the SEC.

Section 7.03. Obligations of the Buyer.  In connection with the registration of the Buyer Shares, the Buyer shall:

(a) Prepare and file the Registration Statement in accordance with the time period set forth in Section 7.01 and promptly prepare and file with the SEC such amendments (including post effective amendments) to the Registration Statement and supplements to the prospectus included therein (a “Prospectus”) as may be necessary to keep the Registration Statement continuously effective and in compliance with the provisions of the Securities Act applicable thereto so as to permit the Prospectus forming part thereof to be current and useable by Leveille and Mammano for resales of the Buyer Shares until such date as is the earlier of (i) the date when all Buyer Shares covered by such Registration Statement have been sold or (ii) the date on which the Buyer Shares may be sold without any restriction (including volume limitations) pursuant to Rule 144 promulgated under the Securities Act (the “Registration Period”) and take all commercially reasonable action such that the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading and that the Prospectus forming part of the Registration Statement, and any amendment or supplement thereto, does not at any time during the Registration Period include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b) During the Registration Period, comply with the provisions of the Securities Act with respect to the Buyer Shares covered by the Registration Statement;

(c) Prior to the filing of the Registration Statement (including any amendments thereto) with the SEC and the distribution or delivery of any Prospectus (including any supplements thereto), provide draft copies thereof to Leveille and Mammano and consider in good faith the inclusion in such documents of all such comments as Leveille or Mammano (or their respective counsel) reasonably may propose and furnish to each of Leveille and Mammano and their legal counsel: (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Buyer, one copy of the Registration Statement, each Prospectus, and each amendment or supplement thereto; and (ii) such number of copies of the Prospectus and all amendments and supplements thereto and such other documents, as Leveille or Mammano may reasonably request in order to facilitate the disposition of the Buyer Shares;

(d) Register or qualify the Buyer Shares under such securities or “blue sky” Laws of such jurisdictions as Leveille or Mammano may reasonably request, prepare and file in such jurisdictions such amendments (including post effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times during the Registration Period, take all such other commercially reasonable actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and take all such other commercially reasonable actions reasonably necessary or advisable to qualify the Buyer Shares for sale in such jurisdictions; provided, however, that the Buyer shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) subject itself to general taxation in any such jurisdiction or (iii) file a general consent to service of process in any such jurisdiction;

(e) As promptly as reasonably practicable after becoming aware of such event, notify each of Leveille and Mammano of the occurrence of any event, as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare an amendment to the Registration Statement and supplement to the Prospectus to correct such untrue statement or omission, and deliver a number of copies of such supplement and amendment to Leveille or Mammano as either may reasonably request;

(f) Make generally available to its security holders as soon as reasonably practicable, but in any event not later than eighteen (18) months after (i) the effective date of the Registration Statement, and (ii) the effective date of each post-effective amendment to the Registration Statement, as the case may be, an earnings statement of the Buyer and its subsidiaries complying with Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder;

(g) Maintain a transfer agent for the Buyer Common Stock and cooperate with Leveille and Mammano to facilitate the timely preparation and delivery of certificates representing the Buyer Shares to be sold pursuant to the Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Buyer Shares to be in such denominations and registered in such names as Leveille or Mammano may reasonably request; and

(h) Use its commercially reasonable efforts to cause all Buyer Shares covered by the Registration Statement to be listed or qualified for trading on the principal exchange or trading market on which the Buyer Common Stock is traded or listed on the effective date of the Registration Statement.

Section 7.04. Obligations and Acknowledgements of the Selling Stockholders.  In connection with the registration of the Buyer Shares, each of Leveille and Mammano shall have the following obligations and hereby make the following acknowledgements:

(a)           It shall be a condition precedent to the obligations of the Buyer to include the Buyer Shares of Leveille and Mammano in the Registration Statement that each of Leveille and Mammano (i) shall furnish to the Buyer such information regarding himself, the Buyer Shares held by him and the intended method of disposition of the Buyer Shares held by him as shall be reasonably required to effect the registration of such Buyer Shares and (ii) shall execute such documents in connection with such registration as the Buyer may reasonably request.  At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement, the Buyer shall notify Leveille and Mammano of the information the Buyer requires from them (the “Requested Information”) in connection with the Registration Statement.  If at least two (2) Business Days prior to the anticipated filing date the Buyer has not received the Requested Information from either Leveille or Mammano (a “Non-Responsive Seller”), then the Buyer may file the Registration Statement without including any Buyer Shares of such Non Responsive Seller and the Buyer shall have no further obligations under this Article VII to the Non Responsive Seller after such Registration Statement has been declared effective.  If such Non Responsive Seller provides the Buyer the Requested Information prior to the time the Registration Statement is declared effective, the Buyer will file an amendment to the Registration Statement that includes the Buyer Shares of such Non Responsive Seller; provided, however, that the Buyer shall not be required to file such amendment to the Registration Statement at any time less than two (2) Business Days prior to the Effectiveness Date.  If both Leveille and Mammano are Non-Responsive Sellers, then the Buyer shall have no obligation to file the Registration Statement.

(b) Each of Leveille and Mammano agrees to cooperate with the Buyer in connection with the preparation and filing of a Registration Statement hereunder, unless he has notified the Buyer in writing of his election to exclude all of his Buyer Shares from such Registration Statement; and

(c) Each of Leveille and Mammano agrees that, upon receipt of any notice from the Buyer of the occurrence of any event of the kind described in Section 7.03(e), he shall immediately discontinue his disposition of Buyer Shares pursuant to the Registration Statement until his receipt of the copies of the supplemented or amended Prospectus contemplated by Section 7.03(e) and, if so directed by the Buyer, shall deliver to the Buyer (at the expense of the Buyer) or destroy (and deliver to the Buyer confirmation of destruction) all copies in his possession, of the Prospectus covering such Buyer Shares current at the time of receipt of such notice.

Section 7.05. Expenses of Registration.  All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to this Article VII, including all registration, listing, and qualifications fees, printing and engraving fees, accounting fees, and the fees and disbursements of counsel for the Buyer, and (with respect to the preparation and filing of the Registration Statement) the reasonable fees of one firm of legal counsel for Leveille and Mammano (selected by Leveille and Mammano and reasonably acceptable to the Buyer) shall be borne by the Buyer.

Section 7.06. Indemnification and Contribution Relating to the Registration Statement.

(a) Indemnification by the Buyer.  The Buyer shall indemnify and hold harmless each of Leveille and Mammano and each underwriter, if any, which facilitates the disposition of Buyer Shares, and each of their respective officers and directors and each Person who controls such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any Losses, joint or several, to which he or it may become subject under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Prospectus or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Buyer hereby agrees to reimburse each of Leveille, Mammano and such underwriter for all reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim as and when such expenses are incurred; provided, however, that the Buyer shall not be liable to Leveille, Mammano or such underwriter in any such case to the extent that any such Loss arises out of or is based upon (i) an untrue statement or alleged untrue statement made in, or an omission or alleged omission from, such Registration Statement or Prospectus in reliance upon and in conformity with written information furnished to the Buyer by him or it expressly for use therein or (ii) in the case of the occurrence of an event of the type specified in Section 7.03(e), the use by Leveille, Mammano or such underwriter of an outdated or defective Prospectus after the Buyer has provided to him notice of such event.

(b) Indemnification by Leveille, Mammano and Underwriters.  Each of Leveille and Mammano agrees, severally and not jointly, as a consequence of the inclusion of any of his Buyer Shares in a Registration Statement, and each underwriter, if any, which facilitates the disposition of Buyer Shares shall agree, severally and not jointly, as a consequence of facilitating such disposition of Buyer Shares to (i) indemnify and hold harmless the Buyer, its directors, its officers who sign any Registration Statement and each Person, if any, who controls the Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any Losses to which the Buyer or such other Persons may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the Prospectus), not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Buyer by Leveille, Mammano or such underwriter expressly for use therein, and (ii) reimburse the Buyer for any legal or other expenses incurred by the Buyer in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that neither Leveille, Mammano nor any underwriter shall be liable under this Section 7.06(b) for any amount in excess of the net proceeds paid to him or it in respect of Buyer Shares sold by him or it.

(c) Notice of Claims, etc.  Any claim for indemnification under this Article VII shall be made and processed in accordance with the provisions set forth in Article IX.

(d) Contribution.  If the indemnification provided for in this Section 7.06 is unavailable to or insufficient to hold harmless an indemnified Party in respect of any Losses (or actions in respect thereof) referred to herein, then each indemnifying Party shall contribute to the amount paid or payable by such indemnified Party as a result of such Losses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying Party and the indemnified Party in connection with the statements or omissions or alleged statements or omissions which resulted in such Losses (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault of such indemnifying Parties and indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying Parties or by such indemnified Party, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  Leveille, Mammano and the Buyer agree that it would not be just and equitable if contribution pursuant to this Section 7.06(d) were determined by pro rata allocation (even if Leveille, Mammano and any underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7.06(d).  The amount paid or payable by an indemnified Party as a result of the Losses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified Party in connection with investigating or defending any such action or claim.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The obligations of Leveille, Mammano and any underwriters in this Section 7.06(d) to contribute shall be several in proportion to the percentage of Buyer Shares registered or underwritten, as the case may be, by them and not joint.

(e) Limits on Leveille’s, Mammano’s and Underwriters’ Obligations.  Notwithstanding any other provision of this Section 7.06, in no event shall (i) Leveille or Mammano have any liability under this Section 7.06 for any amounts in excess of the dollar amount of the proceeds actually received by him from the sale of his Buyer Shares (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Registration Statement under which such Buyer Shares are registered under the Securities Act and (ii) any underwriter be required to undertake liability to any Person hereunder for any amounts in excess of the aggregate discount, commission or other compensation payable to such underwriter with respect to the Buyer Shares underwritten by it and distributed pursuant to the Registration Statement.

Section 7.07. Limitation on Transfers of Buyer Shares.  From the Closing Date until the Effectiveness Date, neither Leveille nor Mammano shall, (i) offer, pledge (except for the Buyer Share Pledge), sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any Buyer Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Buyer Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (collectively, “Prohibited Transfers”).  From and after the Effectiveness Date until the date that is ninety (90) days following the Effectiveness Date, neither Leveille nor Mammano shall effect any Prohibited Transfers in any one day with respect to more than five thousand (5,000) Buyer Shares.  Notwithstanding the foregoing, a transfer by Leveille or Mammano of Buyer Shares by gift without the payment of consideration or, upon his death, by will or intestacy to one or more Permitted Transferees shall not be deemed to be a Prohibited Transfer and shall not be subject to the limitations set forth in this Section 7.07; provided, however, that, upon such transfer, the Buyer Shares so transferred shall remain subject to the limitations set forth in this Section 7.07; and provided, further, that Leveille or Mammano, as the case may be, shall remain liable for any subsequent transfer of Buyer Shares by a Permitted Transferee in violation of this Section 7.07.

ARTICLE VIII.
TAX MATTERS

Section 8.01. Closing Year Tax Returns.

(a) The Buyer shall prepare or cause to be prepared (in a manner consistent with the past reporting practices of the Company except as required by  applicable Law) and file or cause to be filed all income Tax Returns for the Company for any Tax period that ends on or before the Closing Date (a “Pre-Closing Tax Period”) that have not been filed as of the Closing Date and the Buyer and the Sellers shall timely pay all Taxes due with respect to such Tax Returns as provided in Section 8.01(f).  The Buyer shall prepare or cause to be prepared (in a manner consistent with the past reporting practices of the Company except as required by applicable Law) and file or cause to be filed all other (non-income) Tax Returns for the Company for Pre-Closing Tax Periods that have not been filed as of the Closing Date.  The Buyer shall provide the Sellers with copies of such income and other (non-income) Tax Returns at least fifteen (15) days before filing for review and comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed); provided that where a Tax Return is due within 45 days of the Closing Date, such fifteen (15) day period shall be reduced to seven (7) days and in no event will a Tax Return be required to be provided in draft form to Sellers when such Tax Return is due within twenty (20) days of the Closing Date.  The Sellers shall have five (5) Business Days to comment on and approve (which approval shall not be unreasonably withheld, conditioned or delayed) each Tax Return described in this Section 8.01(a).  To the extent permitted by applicable Law (without requiring an election under Section 338 of the Code or any similar provision of state, local or foreign tax law), the Parties shall elect to have the Tax period of the Company end on the Closing Date.

(b) The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for taxable periods beginning on or before and ending after the Closing Date (a “Straddle Period”).  The Buyer shall provide the Sellers with copies of such Tax Returns at least fifteen (15) days before filing for the Sellers’ review and comment.  The Sellers shall have five (5) Business Days to comment on each Tax Return described in this Section 8.01(b).  Buyer shall consider in good faith the comments provided by Sellers.

(c) For purposes of determining the liability of the Sellers for Taxes with respect to a Straddle Period under Sections 8.01(b) and 8.01(f), the following rules of apportionment shall apply:  (i) real and personal property Taxes shall be prorated between the Sellers and the Buyer, with such Taxes being borne by the Sellers based on the ratio of the number of days in the relevant period prior to the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, and being borne by the Buyer based on the ratio of the number of days in the relevant period including and after the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become an Encumbrance or are assessed; (ii) sales and use Taxes shall be deemed to accrue as property is purchased, sold, used, or transferred; and (iii) income Taxes, corporate excise or Taxes measured by receipts, which shall accrue by way of a closing of books, as though the relevant taxable period had ended at the Effective Time.

(d) The Parties shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, the payment of any Taxes in accordance with this Agreement, and the conduct of any Tax audit or other Tax proceeding.  Each Party shall make available such other documents as are necessary to carry out the intent of this Section 8.01.

(e) The Company shall retain copies of all reports, returns or records (including Tax Returns) relating to Pre-Closing Tax Periods and Straddle Periods (including, without limitation, supporting schedules and data).  No such reports, schedules, returns or records shall be destroyed without first advising the Sellers, identifying such reports, returns or records and giving the Sellers at least thirty (30) days’ notice to obtain possession thereof.

(f) The Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Losses attributable to (i) any breach of, or inaccuracy in, the representations and warranties made by the Sellers in Section 4.10 and (ii) those liabilities for Taxes (including for the non-payment thereof) of the Company for all Pre-Closing Tax Periods and the portion of the Straddle Period attributable to the Sellers under the principles of Section 8.01(c) above that are in excess of (x) the accruals for such Taxes actually taken into account as liabilities that decreased the Final Closing Working Capital and (y) the amounts in respect of such Taxes included in the Debt Free Deductions that actually reduce the Purchase Price, provided, however, that the Sellers shall have no obligation to indemnify, defend and hold harmless any Buyer Indemnified Party from and against any Losses pursuant to this Section 8.01(f) that are attributable to activities or events that are not contemplated by this Agreement and are outside of the Ordinary Course of Business that occur at or after the Closing (including an election made under Section 338 of the Code or any action taken by the Buyer or its Affiliates that would result in an actual or deemed liquidation or sale of assets of the Company effective on or before the Closing Date or transfer Taxes covered by Section 8.05), nor shall such Losses be counted as a liability in the Final Closing Working Capital or included in the Debt Free Deductions.  For purposes of this Section 8.01(f) any penalties, interest or additions to Tax with respect to a Tax of the Company for a Pre-Closing Period shall be treated as a Tax for a Pre-Closing Period.  The Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any Losses attributable to all liabilities for Taxes (including for the non-payment thereof) of the Company for all Tax periods that begin after the Closing Date and the portion of the Straddle Period attributable to the Buyer under the principles of Section 8.01(c) above; provided, that the Buyer shall have no obligation to indemnify, defend or hold harmless any Seller Indemnified Party from and against any Losses attributable to an item in respect of which a Seller has an indemnity obligation under this Section 8.01(f).  All indemnification payments shall be made within five (5) days of the date that the relevant Indemnified Party is required to make the corresponding payment relating to the Loss (or otherwise suffer the detriment for the Loss).  Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Sellers pursuant to this Section 8.01(f) shall not be subject to the Basket and shall not be subject to, or count against, the Cap.

Section 8.02. Amended Tax Returns.  The Buyer shall not file, or cause the Company to file, any amended Tax Returns for the Company for Tax periods that include a period that begins prior to the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.  The restriction in the preceding sentence shall not apply to any amended Tax Return that is filed merely to reflect the carryback of an item from a Tax period ending after the Closing Date.

Section 8.03. Refunds and Adjustments.  All refunds of Taxes of the Company with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (whether in the form of (a) cash received from the applicable Tax authority, (b) a credit or offset against Taxes otherwise payable for any Tax period (or portion of a Straddle Period) beginning on or after the Closing Date or (c) a credit or offset against Taxes that were actually taken into account as a liability that reduced the Final Closing Working Capital or that were included in the Debt Free Deductions and actually decreased the Purchase Price) shall be promptly paid over to Aquasium; provided, however, that no such payments shall be made in respect of (x) any right to a refund that was reflected as an asset that actually increased Final Closing Working Capital, (y) any refund attributable to a carryback of a Tax item attributable to a Tax period beginning after the Closing Date or (based on the principles of Section 8.01(c) hereof) the portion of a Straddle Period that begins on the day after the Closing Date or (z) any right to a refund taken into account in determining “net tax benefit” under Section 9.06(d) hereof; and provided further, however, that (x) Aquasium shall credit an amount equal to (A) 10% of such refund against the indebtedness evidenced by the Pro Rata Adjustment Note delivered by Leveille and (B) 5% of such refund against the indebtedness evidenced by the Pro Rata Adjustment Note delivered by Mammano; and (y) if, as a result of such credit, all obligations under one or more of the Pro Rata Adjustment Notes are deemed to be satisfied and paid in full, Aquasium shall pay to Leveille and/or Mammano (as appropriate) that portion of the amount set forth in clause (A) or (B) above (as appropriate) that exceeds the amount so credited against such Pro Rata Adjustment Note.  Tax refunds with respect to any Straddle Period shall be equitably apportioned in accordance with the principles of Section 8.01(c) above.

Section 8.04. Audit.

(a) If the Company receives a notice of an intention of a Tax authority to audit with respect to Taxes for a period prior to the Effective Time, which shall include an inquiry from a Tax authority as to the obligation of the Company to file in a state in which it has not previously filed a Tax Return, the Buyer shall notify the Sellers promptly following the Company’s receipt of the notice.  The Sellers may participate in any such audit of the Company at their own expense.  The Buyer will cause the Company to cooperate reasonably in the defense of the audit, both in providing on a timely basis all relevant books and records of the Company, and in providing reasonable access to employees of the Company to assist in the defense of the audit, all at the Sellers’ joint and several, sole expense.  The covenants under this Section 8.04 shall survive for the applicable statute of limitations period.

(b) The Buyer shall not permit the Company to settle, compromise or conclude a Tax audit in which the Sellers have elected to participate without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.  To the extent that this Section 8.04(b) conflicts with Article IX, this Section 8.04(b) shall control.

Section 8.05. Transfer Taxes.  All transfer, documentary, sales, use, registration, stamp and other such Taxes and conveyancing fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Buyer.

Section 8.06. Characterization of Post-Closing Payments.  All payments made post-Closing pursuant to this Agreement shall be deemed, for Tax purposes, to be an adjustment to the Final Purchase Price, to the extent permitted by Law.

ARTICLE IX.
INDEMNIFICATION

Section 9.01. Indemnification Obligations of the Sellers.  Subject to Section 9.06(d), the Sellers shall jointly and severally indemnify, defend and hold harmless each of the Buyer Indemnified Parties from, against and in respect of any and all Losses arising out of, resulting from, or relating to:

(a) any inaccuracy in, or breach of, any representation or warranty made by any of the Sellers in Article IV (other than Section 4.10, which is covered by Section 8.01(f), or Sections 4.02(c), 4.03(b) or 4.26, as to which each Seller shall indemnify the Buyer Indemnified Parties only with respect to such Seller’s own representations and warranties) or any other Seller Transaction Document to which such Seller is a party;

(b) any breach or non-fulfillment of any covenant, agreement or undertaking made or to be performed by a Seller in this Agreement or any Seller Transaction Document;

(c) any withholding obligations (and related interest, penalties and additions to Tax) imposed on the Buyer in connection with making payments in the manner specified in this Agreement;

(d) any violation by the Company or any Seller (with respect to the Company or the Business) of, or any failure by the Company or any Seller (with respect to the Company or the Business) to comply, prior to the Effective Time, with any Environmental Law or Environmental Permit;

(e) with respect to any Environmental Law, the operation of the Business or the ownership or condition of any Real Property prior to the Effective Time, including (i) any Release of any Hazardous Materials; (ii) any personal injury (including wrongful death) or property damage (real or personal) resulting from any Release of any Hazardous Materials; and (iii) any legal proceeding, settlement or government order relating to any Release of Hazardous Materials (such Losses, together with Losses arising out of, resulting from, or relating to any inaccuracy in, or breach of, any representation or warranty made by any of the Sellers in Section 4.21 (Environmental Matters) and those Losses described in Section 9.01(d), collectively “Environmental Losses”);

(f) any failure of the Company or the Plan (and any predecessor thereto) to comply with, or any violation of, any provision of the Plan in operation, including any and all failures to comply with, or violations of, any provision of the Plan with respect to the definition of compensation as set forth in the Plan;

(g) any claim that any employee of Wentgate Dynaweld, or Affiliate or successor thereto, is entitled to participate in, and/or receive any benefit under, the Plan; and

(h) any failure of the Company or the Ebtec Corporation Employee Benefit Trust, or Affiliate or successor thereto, to file Tax Returns or to pay Taxes.

Notwithstanding the foregoing, payments under Section 8.01(f) and this Section 9.01 shall be coordinated so that Sellers do not indemnify for the same item twice.

Section 9.02. Indemnification Obligations of the Buyer.  The Buyer shall indemnify, defend and hold harmless each of the Seller Indemnified Parties from and against any and all Losses arising out of (a) any breach or inaccuracy of any representation or warranty made by the Buyer in Article V of this Agreement or any Buyer Transaction Document or (b) any breach of any covenant, agreement or undertaking made or to be performed by the Buyer in this Agreement or any Buyer Transaction Document.

Section 9.03.  Procedure.

(a) If a Party seeking indemnification hereunder (an “Indemnified Party”) claims a right to payment pursuant to this Agreement not involving a third party claim covered by Section 9.03(b), such Indemnified Party shall send written notice of such claim to the appropriate Party from whom indemnification is sought hereunder (the “Indemnifying Party”).  Such notice shall specify the facts constituting the basis for such claim, the applicable provision(s) of this Agreement upon which the Indemnified Party relies for its demand and a good faith estimate of the amount of the claim.  If the claim is not a third party claim covered by Section 9.03(b), the Indemnifying Party shall have thirty (30) calendar days after delivery of such written notice to notify the Indemnified Party in writing of the nature and basis of its objection, if any, to the asserted claim for indemnification.  To the extent an Indemnifying Party does not dispute a portion of a claim in an objection notice delivered pursuant to this Section 9.03(a), such Indemnifying Party shall pay the undisputed amount of such claim in accordance with Section 9.04.  If no such objection is received by the Indemnified Party within thirty (30) calendar days after delivery of such notice, the claim shall be deemed to be allowed.  If an objection is received by the Indemnified Party within thirty (30) calendar days after delivery of such notice, the Parties shall resolve the dispute in accordance with the procedures set forth in Section 10.05(b).

(b) Promptly, but in no event later than 20 days, after receipt by an Indemnified Party of notice by a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the Indemnifying Party for any Loss, such Indemnified Party shall provide written notification to the Indemnifying Party within twenty (20) days of the Indemnified Party’s receipt of notice of threatening or filing of such complaint or of the notice of the threatened or actual commencement of such audits, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party within such twenty (20) day period shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to so timely notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) prejudice to the Indemnifying Party with respect to such claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, stating that the Indemnifying Party is responsible for the entire claim subject to such audit, investigation, action or proceeding (and subject to the limitations, if any, relating to such claim as set forth in Section 9.06), and that the Indemnifying Party is electing to assume the defense of such complaint, audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, that the Indemnifying Party shall not be entitled to assume such defense if (i) the Indemnified Party believes in good faith that any claim has or would reasonably be expected to have a Material Adverse Effect on its business or (ii) a Claim relates to or arises in connection with any criminal proceeding, indictment or investigation against a Buyer Indemnified Party.  If the Indemnifying Party declines, fails or is otherwise unable to assume the defense of the audit, investigation, action or proceeding on the terms provided above within such thirty (30) day period, the Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and, if such audit, investigation, action or proceeding is a matter with respect to which the Indemnified Party is entitled to receive payment from the Indemnifying Party for the Loss in question, the Indemnifying Party will, subject to the limitations set forth in this Article IX, pay the reasonable fees and disbursements of such counsel as incurred.  In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(c) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned, and which consent or refusal thereof shall be delivered to the Indemnified Party within fifteen (15) Business Days after receipt by the Indemnifying Party of a written request for consent, otherwise the Indemnifying Party shall be deemed to have given such consent.  In the event that an Indemnifying Party assumes the defense of any third party claim pursuant to Section 9.03(b), such Indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to such third party claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, and which consent or refusal thereof shall be delivered to the Indemnifying Party within fifteen (15) Business Days after receipt by the Indemnifying Party of a written request for consent, otherwise the Indemnified Party shall be deemed to have given such consent.

Section 9.04. Payment.  A claim for indemnification under Articles VII or IX shall be deemed finally determined upon the occurrence of any of the following:  (a) it is not disputed or otherwise deemed allowed under Section 9.03(a); (b) entry of any final judgment or award rendered by an arbitration board in accordance with Section 10.05(b); (c) full execution of a settlement of a third party claim under Section 9.03(b), executed by both the Indemnified Party and the Indemnifying Party; or (d) the execution by the Indemnifying Party and Indemnified Party of a mutually binding settlement agreement with respect to a claim.  Subject to the limitations on indemnification set forth in this Article IX, the Indemnifying Party shall be required to pay all of the sums so owing in respect of such finally determined claim to the Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party within five (5) Business Days after such final determination; provided, however, that, if the Sellers are the Indemnifying Party, then the Buyer shall first recover any indemnification payment then due and unpaid from the Indemnity Escrow, second, at the election of the Buyer, by retaining and setting off such amounts against any amounts due or to become due from the Buyer to any Seller or any Affiliate of any Seller under this Agreement or any of the other Transaction Documents (other than the Mammano Employment Offer and the Leveille Amended and Restated Employment Agreement, it being the agreement of the Parties that the Buyer shall not, and shall not cause the Company to, withhold from, or offset against, the salary, bonus, wages or other payments due to either Leveille or Mammano with respect to their employment in satisfaction of any claim for indemnity), and third, as the Buyer may elect at its option (including on a joint and several basis directly from any Seller, subject to the limitations set forth in Section 9.06 below); and provided, further, however, that, notwithstanding the foregoing, following the exhaustion of the Indemnity Escrow, Leveille and Mammano shall have the right to determine the form of payment to be made to any Buyer Indemnified Party in connection with the satisfaction of any claim for indemnity that is otherwise due and payable in cash, which payment may be comprised of cash or Buyer Shares (based on the trading price for one share of Buyer Common Stock at the end of the trading day immediately preceding such payment), as may be elected by Leveille or Mammano in his sole discretion.

Section 9.05. Claims Period.  The period during which claims for indemnification may be made under this Agreement with respect to all Losses described in Section 9.01(a) and 9.02(b) (the “Claims Period”) shall commence on the Closing Date and shall terminate on the date that is sixteen (16) months after the Closing Date, except that the Claims Period for Losses:

(a) arising from breaches of Sections 4.01 (Organization and Qualification), 4.02(a), (b), (c) and (d) (Capitalization), 4.03 (Authorization), 4.05 (No Brokers), 4.07 (Title to Company Assets), 4.08(a) (Intellectual Property), and the first (1st) sentence of 4.09(b) (Litigation), 4.15(a) (Real Property) (collectively, the “Core Representations”), as well as breaches of Sections 5.05 (Issuance of Buyer Shares) and 5.06 (Capitalization of Buyer), shall commence on the Closing Date and extend without limitation as to time;

(b) arising under Section 8.01(f) (including with respect to claims for breaches of, or inaccuracies in, the representations and warranties in Section 4.10 (Taxes)) shall commence on the Closing Date and terminate on the date that is ninety (90) days after the expiration of the applicable statute of limitations;

(c) arising from breaches of Sections 4.20 (Employee Benefits) shall commence on the Closing Date and terminate on the date that is the later of (i) three (3) years from the Closing Date and (ii) ten (10) days after the expiration of the applicable statute of limitations;

(d) that are Environmental Losses shall commence on the Closing Date and terminate on the date that is the later of (i) three (3) years from the Closing Date and (ii) ten (10) days after the expiration of the applicable statute of limitations.

Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the representation and warranty applicable to such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.  The covenants and agreements set forth in this Agreement, any of the Seller Transaction Documents or any of the Buyer Transaction Documents that by their terms are to be performed after the Closing shall survive until fulfilled in accordance with their terms.

Section 9.06. Liability Limits of the Sellers.  Notwithstanding anything to the contrary set forth in this Agreement, the Sellers’ obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless shall be limited as follows:

(a) Except with respect to Losses arising from breaches of any of the Core Representations or of Section 4.20 (Employee Benefits) or that are Environmental Losses, no amounts of indemnity shall be payable by the Sellers pursuant to Section 9.01(a) unless and until the Buyer Indemnified Parties shall have suffered indemnifiable Losses in excess of $150,000 in the aggregate and then only to the extent that the Losses exceed $150,000 (it being the intent of the Parties that the foregoing amount of $150,000 be in the nature of a deductible) (the “Basket”).

(b) Except with respect to Losses arising from breaches of any of the Core Representations or that are Environmental Losses, in no event shall the aggregate amount of indemnity required to be paid by the Sellers to all Buyer Indemnified Parties pursuant to Section 9.01(a) exceed in the aggregate $1,500,000 (the “Cap”).

(c) In no event shall the aggregate amount of indemnity required to be paid by the Sellers to all Buyer Indemnified Parties with respect to Environmental Losses exceed in the aggregate $5,000,000 over and above the amount of any recovery under the Environmental Insurance Policies; provided, however, that, the Sellers shall be obligated to indemnify the Buyer Indemnified Parties for clean-up or remediation only to the extent required by applicable Environmental Laws and only to such standards as are then applicable to existing zoning and use of the premises being remediated; and provided, further, that prior to undertaking any remediation, the Buyer (or its consultant) shall first prepare an estimate of lowest cost approach to such remediation and, if such cost exceeds the available coverage under the Environmental insurance Policies, the Buyer will consult with the Sellers and will permit the Sellers and their consultants to have input on the remediation plan.

(d) Notwithstanding the foregoing, in no event shall (i) the aggregate amount of indemnity required to be paid by any Seller to all Buyer Indemnified Parties pursuant to Articles VII, VIII or IX exceed in the aggregate the amount of the Final Purchase Price received, in cash or otherwise, by such Seller, (ii) the Sellers be obligated to indemnify any Buyer Indemnified Parties for Losses under Article VII, VIII or IX to the extent that such Losses were (A) included in the Debt Free Deductions or (B) accrued for or counted as a deduction in the calculation of the Final Closing Working Capital, (iii) barring active facilitation thereof or participation therein by such Person, shall any Seller be liable for the breach by any other Seller in his or its individual capacity, of the covenants and agreements set forth in Section 6.04, of such other Person’s employment agreement or other non-competition, non-solicitation or non-disclosure agreement, if any, with the Company or the Buyer, and (iv) any Seller be liable for the breach by any other Sellers in his or its individual capacity of the representations and warranties made by such Seller in Section 4.02(c), 4.03(b) or 4.26.  Further, in no event shall Leveille be obligated to indemnify any Buyer Indemnified Parties for Losses in respect of any claim brought under Article VII, VIII or IX (except with respect to Losses arising out of, resulting from, or relating to any inaccuracy in, or breach of, the representations and warranties made by Leveille in Sections 4.02(c), 4.03(b) and 4.26) in an amount in excess of ten percent (10%) of the amount of the Losses relating to such claim and, in no event shall Mammano be obligated to indemnify any Buyer Indemnified Parties for Losses in respect of any claims under Article VII, VIII or IX (except with respect to Losses arising out of, resulting from, or relating to any inaccuracy in, or breach of, the representations and warranties made by Mammano in Sections 4.02(c), 4.03(b) and 4.26) in an amount in excess of five percent (5%) of the amount of the Losses relating to such claim.  All Buyer Indemnified Parties shall use commercially reasonable efforts to obtain all insurance proceeds that may be available with respect to any Losses for which it may be entitled to indemnification under this Agreement.

(e) For purposes of computing the aggregate amount of claims against the Sellers, the amount of each claim by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by the Sellers pursuant to Articles VII, VIII or IX shall be limited to, the amount of Losses that remain after deducting therefrom (i) any third party insurance proceeds (other than the proceeds of the Environmental Insurance Policies) and any indemnity, contributions or other similar payment actually paid to a Buyer Indemnified Party by any third party with respect thereto and (ii) any net tax benefit recognized by a Buyer Indemnified Party or an Affiliate thereof with respect to Losses or items giving rise to such claim for indemnification.

(f) In any case where a Buyer Indemnified Party recovers from third Persons (including insurers) any amount in respect of a matter with respect to which any of the Sellers have made an indemnification payment to it pursuant to this Agreement, such Buyer Indemnified Party shall promptly pay over to such Sellers the lesser of (i) the amount so paid by such Sellers (after deducting therefrom the full amount of the expenses incurred in procuring such recovery) and (ii) the amount so recovered by the Buyer Indemnified Party, but in no event shall any such payment by a Buyer Indemnified Party be in excess of the sum of (i) such amount previously so paid by the Sellers to or on behalf of the Buyer Indemnified Party in respect of such matter, and (ii) the amount expended by the Sellers in pursuing or defending any claim arising out of such matter.

Section 9.07. Liability Limits of the Buyer.  Notwithstanding anything to the contrary set forth in this Agreement, the Buyer’s obligation to indemnify, defend and hold the Seller Indemnified Parties harmless shall be limited as follows:

(a) Except with respect to Losses arising from breaches of Sections 5.05 (Issuance of Buyer Shares) and 5.06 (Capitalization of Buyer), no amounts of indemnity shall be payable by the Buyer pursuant to Section 9.02(a) unless and until the Seller Indemnified Parties shall have suffered indemnifiable Losses in excess of the Basket.

(b) In no event shall the aggregate amount of indemnity required to be paid by the Buyer to all Seller Indemnified Parties pursuant to Section 9.02(a) (other than with respect to Losses arising solely from breaches of Sections 5.05 (Issuance of Buyer Shares) and 5.06 (Capitalization of Buyer)) exceed in the aggregate the Cap.

(c) Notwithstanding the foregoing, in no event shall the aggregate amount of indemnity required to be paid by the Buyer to Leveille pursuant Section 9.02(a) in respect of breaches of Sections 5.05 (Issuance of the Buyer Shares) and 5.06 (Capitalization of Buyer) exceed in the aggregate ten percent (10%) of the amount of the Final Purchase Price, nor shall the aggregate amount of indemnity required to be paid by the Buyer to Mammano pursuant to Section 9.02(a) in respect of breaches of Sections 5.05 (Issuance of the Buyer Shares) and 5.06 (Capitalization of Buyer) exceed in the aggregate five percent (5%) of the amount of the Final Purchase Price.

(d) For purposes of computing the aggregate amount of claims against the Buyer, the amount of each claim by a Seller Indemnified Party shall be deemed to be an amount equal to, and any payments by the Buyer pursuant to this Article IX shall be limited to, the amount of Losses that remain after deducting therefrom (i) any third party insurance proceeds and any indemnity, contributions or other similar payment actually paid to a Seller Indemnified Party by any third party with respect thereto and (ii) any net tax benefit recognized by a Seller Indemnified Party or an Affiliate thereof with respect to Losses or items giving rise to such claim for indemnification.

(e) In any case where a Seller Indemnified Party recovers from third Persons (including insurers) any amount in respect of a matter with respect to which the Buyer has made an indemnification payment to it pursuant to this Agreement, such Seller Indemnified Party shall promptly pay over to the Buyer the lesser of (i) the amount so paid by the Buyer (after deducting therefrom the full amount of the expenses incurred in procuring such recovery) and (ii) the amount so recovered by the Seller Indemnified Party, but in no event shall any such payment by a Seller Indemnified Party be in excess of the sum of (i) such amount previously so paid by the Buyer to or on behalf of the Seller Indemnified Party in respect of such matter, and (ii) the amount expended by the Buyer in pursuing or defending any claim arising out of such matter.  All Seller Indemnified Parties shall use commercially reasonable efforts to obtain all insurance proceeds that may be available with respect to any Losses for which it may be entitled to indemnification under this Agreement.

Section 9.08. Mitigation of Losses.  An Indemnified Party shall, to the extent practicable and reasonably within its control, take commercially reasonable efforts to mitigate any Loss of which it has adequate notice, provided that the Indemnified Party shall not be obligated to act in contravention of applicable Law or in contravention of reasonable and customary practices of a prudent Person in similar circumstances.  The obligation to indemnify a Party’s officers, directors, employees, agents and representatives in accordance with this Article IX shall be enforceable exclusively by such Party and nothing herein shall grant such officers, directors, employees, agents or representatives any individual rights, remedies, obligations or liabilities with respect to this Agreement.

Section 9.09. Right of Contribution among the Sellers.  The Sellers shall have no right of contribution or other recourse against the Company or its directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any third party claims asserted by Indemnified Parties under Section 9.03(b), it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Indemnified Parties.  Notwithstanding the foregoing, each Seller shall maintain ongoing rights of contribution and recourse against each of the other Sellers with respect thereto in accordance with a separate contribution agreement entered among the Sellers in connection with the transactions contemplated hereby and the foregoing shall not prohibit or impair the contribution rights the Sellers may have against each other pursuant to any other agreement among the Sellers or applicable Law.

Section 9.10. Sole and Exclusive Remedy.  The remedies provided in Articles VII, VIII and IX shall be the sole and exclusive remedies of the Parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any and all Losses arising out of, relating to, or resulting from, any breach of any of the representations, warranties, covenants and agreements contained in this Agreement, any Transaction Document and any other agreement, instrument or document executed and delivered in connection herewith, or otherwise relating to the transactions contemplated by this Agreement or the Transaction Documents; provided, however, that nothing herein is intended to waive or otherwise limit any claims for Losses arising out of, relating to, or resulting from fraud, gross negligence or willful misconduct, or waive any equitable remedies to which a Party may be entitled.

Section 9.11. Materiality Read-Out.  For all purposes of this Article IX, when determining whether a representation, warranty, covenant or agreement has been breached or is inaccurate and the amount of any related Losses, any “material”, “materiality”, “Material Adverse Effect” or any derivative of such terms contained in any applicable representation, warranty, covenant or agreement will be disregarded.

ARTICLE X.
MISCELLANEOUS

Section 10.01.   Expenses.  Except as otherwise provided herein, each of the Parties shall bear its expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, it being understood that in no event shall the Company bear any such costs and expenses.

Section 10.02.  No Assignment.  The rights and obligations of the Parties under this Agreement shall not be assigned without the prior written consent of the other Parties to this Agreement, provided that the Buyer, may, without the consent of the Sellers, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (b) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the Buyer nonetheless will remain responsible for the performance of all its obligations hereunder).

Section 10.03.  Headings.  The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.

Section 10.04.   Entire Agreement, Integration, Modification and Waiver.  This Agreement (including all Exhibits and Schedules), together with the other Transaction Documents and the certificates or other instruments delivered hereunder or thereunder, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to the subject matter hereof.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Sellers.  No waiver of any of the provisions of this Agreement will be deemed to be or shall constitute a continuing waiver.  No waiver will be binding unless executed in writing by the Party making the waiver.

Section 10.05.    Dispute Resolution.

(a) Informal Dispute Resolution.  Except as concerns matters covered by Sections 8.01 and 8.02 (which shall be resolved as provided therein), the Parties shall seek to resolve any disagreement, dispute, controversy or claim arising out of or in relation to or in connection with the construction, interpretation or validity of this Agreement or the other Transaction Documents or the alleged breach thereof or the transactions contemplated thereby amicably and in good faith through discussions between the Sellers and the Buyer.  If the matter is not resolved through discussion of such individuals within fifteen (15) days following notice of a dispute, each Party agrees to consider in good faith any reasonable request by the other Party to engage in mediation or any other means of alternative dispute resolution short of arbitration.  Only if the Parties fail to resolve such disagreement, dispute, controversy, claim or breach by such means within ninety (90) days after having begun the resolution process may the aggrieved Party seek arbitration as set forth below.

(b) Arbitration.  Any disagreement, dispute, controversy or claim arising out of or in relation to or in connection with the construction, interpretation or validity of this Agreement or the other Transaction Documents or the breach thereof or the transactions contemplated thereby shall be finally settled by binding arbitration.  The arbitration shall take place in Hartford, Connecticut in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be brought before three arbitrators, one each appointed by the Buyer, on the one hand, and the Sellers, on the other hand, and one selected by the two appointed arbitrators.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrators shall have the power, in addition to the power of determining the merits of the arbitration, to determine the scope and limits of discovery and to enforce the rights, remedies, procedures, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions, consequences, liabilities, sanctions, and penalties as can be or may be imposed on the like circumstances in a civil action by a State Court of the State of Connecticut under the provisions of the Connecticut Rules of Civil Procedure, except the power to order the arrest or imprisonment of a person.  Each Party shall absorb its own costs of arbitration and the Parties shall split equally any arbitrators’ fees.

(c) Courts.  Notwithstanding any term or provision to the contrary contained in this Section 10.05, the Parties have recourse to the federal and state courts of Connecticut for the purpose of obtaining any provisional or equitable remedy in accordance with Section 10.13 as permitted by the laws of the State of Connecticut and to enforce any arbitration award.

Section 10.06.   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated under such Law, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  Terms defined in the singular shall include the plural and vice versa.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  For purposes of this Agreement, the use of the term “delivered” with respect to materials delivered by the Company or the Sellers to the Buyer shall include material made available to the Buyer in the “EBTEC Data Room” electronic data room located in the secure data site established by Consilium Partners LLC in connection with the transactions contemplated hereby and hosted by Lightserve Corporation (the “Data Room”) or prior to May 31, 2012 and remaining available to the Buyer in the Data Room through the Closing Date.

Section 10.07.   Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

Section 10.08.   No Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person (including employees or contractors of any Seller or the Company) other than the Parties and their respective successors and permitted assigns.

Section 10.09.   Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered in person, (ii) when delivered by electronic mail (provided evidence of receipt is automatically generated), (iii) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service or (iv) three (3) Business Days after having been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, to the appropriate Party at the address specified below:

If to Aquasium, to:

Aquasium Technology Limited
Denny Industrial Centre
Waterbeach, Cambridge CB5 9QX
England
Attention:  Gavin Crick
e-mail: mail@gavincrick.com

If to Leveille
Mr. John W.  Leveille
1600 Southampton Road
Montgomery, Massachusetts 01085
e-mail: Leveille862@gmail.com

If to Mammano
Mr. Vincent A. Mammano
29 Devine Road
Suffield, Connecticut 06078
e-mail: VinM63@yahoo.com

in each case, with a copy (which copy shall not constitute notice) to:

Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
Attn:  William E. Kelly, Esq.
e-mail: wkelly@nixonpeabody.com

If to the Buyer, to:

EDAC Technologies Corporation
1806 New Britain Avenue
Farmington, Connecticut 06032
Attn:  Dominick Pagano
e-mail: dpagano@edactechnologies.com

with a copy (which copy shall not constitute notice) to:

Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut 06103
Attn:  Edward J.  Samorajczyk, Jr., Esq.
e-mail: esamorajczyk@rc.com

Any Party may change its address for the purposes of this Section 10.09 by giving notice as provided in this Agreement.

Section 10.10.   Governing Law; Jurisdiction; Jury Waiver.

(a) This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Connecticut without regard to principles of conflicts of law.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CONNECTICUT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11.   Maintenance of and Access to Records.  From and after the Closing, the Buyer and the Company shall, whenever reasonably requested by a Seller, permit such Seller to have access to such business records of the Company in existence as of the Closing Date as may be required by such Seller in connection with (a) any audit or investigation by any Governmental Authority, (b) any matter related to insurance coverage or (c) any disputes between such Seller, on the one hand, and the Buyer, its Affiliates or the Company, on the other hand, including claims pursuant to Article IX hereof.  The Buyer and the Company shall maintain such records for at least seven (7) years after the date of creation of such record.

Section 10.12.   Counterparts and Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.  Signatures delivered by facsimile or other electronic means shall be deemed originals and shall bind the signatory notwithstanding any subsequent failure or refusal to deliver an original signed in ink.

Section 10.13.   Specific Performance.  The Sellers, on one hand, and the Buyer, on the other hand, acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other Parties hereto and that the other Parties hereto will not have an adequate remedy at Law.  Therefore, the obligations of the Parties under this Agreement (including the Sellers’ obligation to sell the Company Shares to the Buyer), shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

[Signatures on the following page]

In witness whereof, the Parties have executed this Stock Purchase Agreement as of the day and year first written above.

BUYER:

EDAC Technologies Corporation

By:      /s/ Glenn L. Purple
Name:  Glenn L. Purple
Title:  Chief Financial Officer

SELLERS:

EXECUTED as a DEED by
AQUASIUM TECHNOLOGY LIMITED
acting by:

     /s/ John Cumberland
John Cumberland, Director

     /s/ Robert Nicolson
Robert Nicolson, Director

     /s/ John W. Leveille
John W. Leveille

     /s/ Vincenent A. Mammano
Vincent A. Mammano